Exhibit 2.1

EXECUTION VERSION

Membership Interest Purchase Agreement

by and among

Air Methods Corporation,

Tri-State Care Flight, L.L.C.,

Blake A. Stamper,

The Donald W. Stamper Survivor’s Trust, dated February 19, 1980,

The Ruby Christine Stamper Marital Election Trust, dated February 19, 1980,

The Ruby Christine Stamper Family Trust, dated February 19, 1980

and

Blake A. Stamper,

as the

Equityholder Representative,

Dated as of November 4, 2015

i

LIST OF EXHIBITS & SCHEDULES

Exhibit A	Sale Consideration Schedule
Exhibit 1.1(a)	Net Working Capital
Exhibit 1.1(b)	Assignment and Assumption Agreement
Exhibit 1.1(c)	Escrow Agreement

Schedule 1.1 – Permitted Encumbrances
Schedule 2.3(b)(i) – Indebtedness
Schedule 3.1 – Organization of the Company
Schedule 3.2(a) – Subsidiaries
Schedule 3.2(b) – Securities of Subsidiaries
Schedule 3.2(c) – Other Ownership Rights in Subsidiaries
Schedule 3.5(a) – No Conflict
Schedule 3.5(b) – Governmental Authority
Schedule 3.6(a) – Capitalization
Schedule 3.7(c) – Real Property
Schedule 3.7(c)(ii)(B) – Deposits Under and Extension or Expansion of Leases
Schedule 3.9(a) – Material Contracts
Schedule 3.9(a)(xv) – Company Bases
Schedule 3.9(b) – Status of Material Contracts
Schedule 3.9(c) – Rights Under Material Contracts
Schedule 3.11(a) – Liabilities
Schedule 3.12(c) –Tax Claims and Extensions
Schedule 3.12(d) – Tax Deficiencies and Assessments
Schedule 3.12(h) – Income Tax Returns
Schedule 3.13(a) – Benefit Plans
Schedule 3.13(c) – Agreements with Employees and Consultants
Schedule 3.13(d) – Benefit Plan Payments
Schedule 3.14 – Compliance with Law
Schedule 3.15(a) – Permits
Schedule 3.15(b) – No Adverse Effect on Permits
Schedule 3.16 – Litigation
Schedule 3.17(b) – Labor Matters
Schedule 3.17(d)– Employment Compliance
Schedule 3.17(e) – Employees
Schedule 3.17(f) – Leased or Seconded Employees; Independent Contractors
Schedule 3.17(g) – Transaction-Related Compensation, Payments and Benefits
Schedule 3.18(a) – Owned Intellectual Property
Schedule 3.19 – Transactions with Certain Persons
Schedule 3.20 – Insurance
Schedule 3.24 – Bank Accounts and Powers of Attorney
Schedule 3.25 – Material Suppliers
Schedule 3.26(a) – Accounts Receivable
Schedule 3.26(b) – Accounts Payable
Schedule 3.27(f) – Environmental Law
Schedule 3.28(a) – Health Care Proceedings
Schedule 3.28(f) – PHI and HIPPA; Governmental Authority Proceedings and Reviews
Schedule 3.29 – Compliance Program
Schedule 3.30(a) – Aircraft Identification Information; Aircraft Encumbrances
Schedule 3.30(b) – Aircraft Maintenance and Inspections
Schedule 3.30(c) – Compliance with FARs and Aviation Insurance Requirements
Schedule 3.30(d) – Leased Aircraft Parts
Schedule 6.1(b)(ii) – Transferred Assets
Schedule 6.1(c)(xi) – Changes Related to Employees
Schedule 6.1(c)(xiv) – Indebtedness Outstanding Under Existing Credit Facilities
Schedule 6.7(b) – Allocation Schedule
Schedule 6.9(c) – Bonus Plan
Schedule 7.3(f) – Consents and Approvals
Schedule 7.3(j) – Resignations
Schedule 7.3(o) – Preferred Provider Agreements
Schedule 7.3(p) – Phase I Report Bases
Schedule 7.3(q) – Lease Assignments
Schedule 8.2(a) – Other Matters

MEMBERSHIP INTEREST PURCHASE AGREEMENT

This MEMBERSHIP INTEREST PURCHASE AGREEMENT (this “Agreement”), dated as of November 4, 2015, is entered into by and among Air Methods Corporation, a Delaware corporation (the “Purchaser”), Tri-State Care Flight, L.L.C., an Arizona limited liability company (the “Company”), Blake A. Stamper, The Donald W. Stamper Survivor’s Trust, Dated February 19, 1980, The Ruby Christine Stamper Marital Election Trust, Dated February 19, 1980, and The Ruby Christine Stamper Family Trust, Dated February 19, 1980 (collectively, the “Trusts”, and together with Blake A. Stamper, the “Equityholders”), and Blake A. Stamper, acting in his capacity as the Equityholder Representative (as defined below) in connection with the transactions contemplated by this Agreement (the Purchaser, the Company, the Equityholders and the Equityholder Representative are sometimes referred to herein individually as “Party” and collectively as the “Parties”).

RECITALS

WHEREAS, the Equityholders own all of the Units (as defined below) of the Company;

WHEREAS, the Purchaser desires to purchase all of the outstanding Units; and

WHEREAS, the Parties desire to make certain representations, warranties and agreements in connection with the Sale (as defined below) and also to prescribe certain conditions to the Sale.

AGREEMENT

NOW THEREFORE, in consideration of the respective covenants and promises contained herein and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Parties hereto agree as follows:

ARTICLE I
DEFINITIONS

Section 1.1             Defined Terms.  As used herein, the terms below shall have the following meanings.

“Accounts Payable” has the meaning set forth in Section 3.26(b).

“Adjoining Property” has the meaning set forth in Section 3.27(e).

“Affiliate” means, with respect to any Person, any other Person which directly or indirectly through one or more intermediaries controls, is controlled by or is under common control with such Person.  For these purposes, “controlling”, “controlled by”, or “under common control with” means the possession, directly or indirectly, of the power to direct or cause the direction of the management of such Person, whether through ownership of voting securities, by contract, or otherwise.

“Agreement” has the meaning set forth in the Preamble.

“Aircraft Assets” has the meaning set forth in Section 3.30(a).

“Allocation Schedule” has the meaning set forth in Section 6.7(b).

“Ancillary Documents” means the Assignment and Assumption Agreement, Consulting Agreement, Escrow Agreement and all other documents executed in connection with consummation of the transactions contemplated by this Agreement.

“Anti-Kickback Statute” has the meaning set forth in Section 3.28(c).

“Articles of Organization” means the Articles of Organization of the Company, filed with the Arizona Corporate Commission of the State of Arizona on June 10, 2002, as amended from time to time.

“Asset Transfer” has the meaning set forth in Section 6.1(b)(ii).

“Assignment and Assumption Agreement” means, with respect to Blake A. Stamper and the Trusts, an assignment and assumption agreement by and between the Purchaser and each of Blake A. Stamper and the Trusts, substantially in the form of Exhibit 1.1(b).

“Aviation Authority” means any official authority in the United States or other jurisdiction which is or shall from time to time be vested with the control and supervision of, or have jurisdiction over, the registration, airworthiness, design, production, operation or maintenance of any helicopter or other aircraft, or other matters relating to civil or military aviation within such jurisdiction, including the FAA and the U.S. Department of Transportation.

“B&C” has the meaning set forth in Section 10.15.

“Basket Amount” has the meaning set forth in Section 8.4(a).

“Benefit Plan” has the meaning set forth in Section 3.13(a).

“Bonus Plan” has the meaning set forth in Section 6.9(d).

“Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks in Denver, Colorado are authorized or required by law to close.

“Cap” has the meaning set forth in Section 8.4(b).

“Cape Town Convention” means, collectively, the Convention on International Interests in Mobile Equipment, the Protocol to the Convention on International Interests in Mobile Equipment on Matters Specific to Aircraft Equipment, together with the Regulations and International Registry Procedures issued by the supervisory authority for the International Registry, and all other rules, amendments, supplements, modifications, and revisions thereto.

“Claim Notice” has the meaning set forth in Section 8.3(a).

“Closing” has the meaning set forth in Section 2.2.

“Closing Date” has the meaning set forth in Section 2.2.

“Closing Date Net Working Capital” means the Current Assets less the Current Liabilities, both as determined as of 11:59 p.m., Mountain standard time on the day immediately preceding the Closing Date in accordance with Exhibit 1.1(a).

“Code” means the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

“Company” has the meaning set forth in the Preamble.

“Company Bases” has the meaning set forth in Section 3.9(a)(xv).

“Company Business” means providing emergency air medical services.

“Company Disclosure Schedule” has the meaning set forth in Article III.

“Company Fundamental Reps” has the meaning set forth in Section 8.1.

“Company Indemnified Parties” has the meaning set forth in Section 8.2(b).

“Company Intellectual Property” means all Intellectual Property used in or necessary to conduct the Company Business.

“Company Offerings” means all products or service offerings of the Company and each Subsidiary of the Company that have been marketed, sold, or distributed, or that the Company and/or its Subsidiaries intends to market, sell or distribute, including any product or service offering under development, and including any such products or service offerings that form the basis, in whole or in part, of any revenue or business projection provided to the Purchaser and/or its Affiliates.

“Conclusive Net Working Capital Adjustment Statement” has the meaning set forth in Section 2.4(e).

“Conclusive Net Working Capital Statement” has the meaning set forth in Section 2.4(e).

“Confidentiality Agreement” has the meaning set forth in Section 6.2(a).

“Consulting Agreement” means a consulting agreement by and between the Company or Purchaser, at the Purchaser’s election, and Blake A. Stamper.

“Controlled Recognized Environmental Condition” means a Recognized Environmental Condition resulting from a past Release of Hazardous Materials or petroleum products that has been addressed to the satisfaction of the applicable Governmental Authority (for example, as evidenced by the issuance of a no further action letter or equivalent, or meeting risk-based criteria established by the applicable Governmental Authority), with Hazardous Materials or petroleum products allowed to remain in place subject to the implementation of required controls (for example, property use restrictions, activity and use limitations, institutional controls or engineering controls).

“Covered Party” or “Covered Parties” has the meaning set forth in Section 8.2(b).

“Current Assets” means the current assets of the Company as determined in accordance with GAAP and described on Exhibit 1.1(a).

“Current Liabilities” means the current liabilities of the Company as determined in accordance with GAAP and described on Exhibit 1.1(a).

“Damages” has the meaning set forth in Section 8.2(a).

“Data Room” means that certain electronic data room hosted by Linkenheimer LLP at the request of the Equityholders.

“Data Room Material” means the documents, information and other materials posted in the Data Room (not later than two Business Days prior to the date hereof).

“Default” means (a) any actual breach or default, (b) the occurrence of an event that with the passage of time or the giving of notice or both would constitute a breach or default or (c) the occurrence of an event that, with or without the passage of time or the giving of notice or both, would give rise to a right of termination, renegotiation or acceleration.

“Determined Escrow Amount” has the meaning set forth on Schedule 8.2(a)(v).

“Effective Time” means 11:59 PM, Mountain standard time, on the Closing Date.

“Encumbrance” means any claim, lien, pledge, option, charge, easement, encroachment, security interest, deed of trust, mortgage, conditional sales agreement, encumbrance, cloud or defect in title (solely if such cloud or defect in title relates to the Aircraft Assets) right of first refusal, restriction on transfer or other right of third parties, whether voluntarily incurred or arising by operation of law, and includes any agreement to give or grant any of the foregoing in the future.

“End Date” has the meaning set forth in Section 9.1(b).

“Environmental Law” means any applicable federal, state or local law or other Regulations relating to minimizing, preventing, remedying or imposing penalties for, the consequences of actions that damage or threaten the environment or public health and safety, including any Regulations relating to any emission, discharge, Release or possible Release of any pollutant, contaminant, hazardous or toxic material, substance or waste into air, surface water, groundwater or land, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of any pollutant, contaminant or hazardous or toxic material, substance or waste.

“Equityholder Representative” has the meaning set forth in Section 2.7(a).

“Equityholders” has the meaning set forth in the Preamble.

“Equityholders Fundamental Reps” has the meaning set forth in Section 8.1.

“Equityholder Related Parties” has the meaning set forth in Section 8.9(a).

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” shall mean each Subsidiary and any other Person under common control with the Company or any Subsidiary or that, together with the Company or any Subsidiary, could be deemed a “single employer” within the meaning of Section 4001(b)(1) of ERISA or within the meaning of Section 414(b), (c), (m) or (o) of the Code, and the regulations issued thereunder.

“Escrow Agent” means JPMorgan Chase Bank, NA.

“Escrow Agreement” means the escrow agreement substantially in the form attached hereto as Exhibit 1.1(c), subject to reasonable changes required by the Escrow Agent.

“Escrow Amount” has the meaning set forth in Section 2.6(a).

“Estimated Net Working Capital” has the meaning set forth in Section 2.4(a).

“Estimated Net Working Capital Adjustment Statement” has the meaning set forth in Section 2.4(a).

“Estimated Net Working Capital Statement” has the meaning set forth in Section 2.4(a).

“Expiring Aircraft Lease” has the meaning set forth in Section 6.1(c)(xx).

“FAA” means the United States Federal Aviation Administration.

“FAR” means the Federal Aviation Regulations found at 14 Code Federal Regulations.

“Financial Statements” has the meaning set forth in Section 3.10.

“Fundamental Reps” has the meaning set forth in Section 8.1.

“GAAP” means United States generally accepted accounting principles consistently applied.

“General Indemnity Escrow Amount” means a dollar amount equal to 5% of the Sale Consideration.

“Government Official” means any (a) officer, director or employee of a Governmental Authority or instrumentality thereof (including any partially or wholly state-owned or controlled enterprise); (b) holder of political office, political party official, candidate for any political office, or member of a royal family; (c) officer, director or employee of a public international organization (including the World Bank, United Nations and the European Union); or (d) Person acting for or on behalf of any such Governmental Authority or instrumentality thereof.

“Government Reimbursement Programs” has the meaning set forth in Section 3.28(a).

“Governmental Authority” means any court, administrative agency, regulatory body, commission or other governmental authority, including the Aviation Authority, or instrumentality of the United States or any other country or any state, county, municipality or other governmental division of any country.

“Governmental Order” means any judgment, decision, consent decree, injunction, ruling or order of any federal, state, local or other domestic or foreign court or Governmental Authority that is binding on any Person or its property.

“Hazardous Material” means any substance, material or waste regulated by any Governmental Authority, including any substance, material or waste defined or classified as a “hazardous waste,” “hazardous material,” hazardous substance,” “extremely hazardous waste,” “pollutant,” “restricted hazardous waste,” “contaminant,” “toxic waste,” or “toxic substance,” under any provision of Environmental Law, including petroleum, petroleum products, asbestos, presumed asbestos-containing materials, or asbestos-containing materials, urea formaldehyde or polychlorinated biphenyls.

“Healthcare Information Laws” has the meaning set forth in Section 3.28(f).

“HIPAA” has the meaning set forth in Section 3.28(f).

“Historical Recognized Environmental Condition” means a past Release of any Hazardous Materials or petroleum products that has occurred in connection with the property and has been addressed to the satisfaction of the applicable Governmental Authority or meeting unrestricted use criteria established by a Governmental Authority, without subjecting the property to any required controls (for example, property use restrictions, activity and use limitations or institutional controls).

“HSR Act” means Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Indebtedness” means (without duplication), as to any Person, (a) all obligations for the payment of principal, interest, penalties, fees or other Liabilities for borrowed money (including guarantees and notes payable) and collection costs thereof, incurred or assumed, (b) any obligations to reimburse the issuer of any letter of credit, surety bond, debentures, promissory notes, performance bond or other guarantee of contractual performance, in each case to the extent drawn or otherwise not contingent, (c) all indebtedness of third parties secured by an Encumbrance on property owned or acquired by the Company and/or its Subsidiaries, (d) any obligation that, in accordance with GAAP, would be required to be reflected as debt on the balance sheet of the Company and/or its Subsidiaries, (e) all obligations of such Person under interest rate or currency swap transactions (valued at the termination value thereof); (f) all obligations of such Person for any deferred compensation or accrued incentive compensation or under any severance plan, bonus plan, employment agreement or other plan, agreement or arrangement with any other Person, which obligations are payable or become due as a result of the transactions contemplated by this Agreement or the Ancillary Documents; (g) all obligations under capitalized leases and purchase money obligations and (h) all indebtedness of others referred to in clauses (a) through (g) above guaranteed directly or indirectly in any manner by such Person, or in effect guaranteed directly or indirectly by such Person through an agreement to pay or purchase such indebtedness, to advance or supply funds for the payment or purchase of such indebtedness or otherwise to assure a creditor against loss, in each case including all accrued interest and prepayment penalties, if any.

“Indemnifying Party” has the meaning set forth in Section 8.3(a).

“Initial Consideration” has the meaning set forth in Section 2.3(a).

“Instrument” has the meaning set forth in Section 2.7(b).

“Intellectual Property ” means all forms of intellectual property rights and other proprietary rights and protections throughout the world, including all (a) patents and statutory invention registrations (including any patent applications, together with all continuations, continuations-in-part, divisions, extensions, provisionals, reexaminations, reissues, renewals and revisions), inventions, discoveries, improvements, methods and processes; (b) copyrights and other published and unpublished works of authorship, including audiovisual works, collective works, computer programs, compilations, databases, derivative works, literary works, mask works, and sound recordings; (c) trademarks, service marks, trade dress, trade names, corporate names and other source identifiers, together with all goodwill associated therewith; (d) Internet domain names; (e) trade secrets under applicable Regulations, proprietary information, technical information, know-how and other information not generally known or readily ascertainable through proper means, whether tangible or intangible, including algorithms, customer lists, ideas, designs, formulas, know-how, methods, processes, programs, prototypes, systems, and techniques; (f) rights in databases and designs (ornamental or otherwise); (g) rights of attribution and integrity and other moral rights of an author; and (h) rights in, arising out of, or associated with a Person’s name, voice, signature, photograph, or likeness, including rights of personality, privacy, and publicity and similar rights, in each case whether currently existing or hereafter developed or acquired, arising under statutory law, common law, or by contract, and whether or not perfected, registered or issued, including all applications, disclosures, registrations, issuances and extensions with respect thereto.

“International Registry” means the International Registry of Mobile Assets located in Dublin, Ireland and established pursuant to the Cape Town Convention, along with any successor registry thereto.

“IRS” means the Internal Revenue Service of the United States.

“Knowledge” of the Company means the actual knowledge of the Equityholders, Blake A. Stamper, John Cole, Mathew Rielly, Dayna Blake, Sid Essex and DeAnna Rotunda, and the knowledge each such Person would have obtained after making due inquiry and exercising due diligence.

“Lease” has the meaning set forth in Section 3.7(c)(i).

“Leased Real Property” has the meaning set forth in Section 3.7(c).

“Liability” means any direct or indirect liability, Indebtedness, obligation, commitment, expense, claim, deficiency, guaranty or endorsement of or by any Person of any type, known or unknown, and whether accrued, absolute, contingent, matured, unmatured or other, including “off-balance sheet” liabilities.

“Licensed Intellectual Property” means Intellectual Property owned by Persons other than the Company and its Subsidiaries and used by the Company or any of its Subsidiaries pursuant to a valid, written agreement.

“Made Available” means information that, prior to the execution of this Agreement, was either (i) posted to the Data Room or (ii) otherwise provided by the Equityholders, the Equityholder Representative or the Company or their respective Representatives to, via personal delivery, regular, overnight, federal express or electronic mail, electronic data of any means, or uploading of information, to the Purchaser or its Representatives.

“Material Adverse Effect” means any event, change, circumstance, effect, development or state of facts (whether specific to the applicable Party or generally applicable to multiple Parties, including, individually or in the aggregate, such Party and its Subsidiaries), violation, inaccuracy or other matter that has, or would, individually or in the aggregate with other events, reasonably be expected to have or give rise to, a material adverse effect on or material adverse change to (a) the condition (financial or otherwise), business, results of operations, assets, Liabilities, capitalization, financial performance or prospects of the Party making the representations and warranties, or (b) the ability of such Party to consummate the transactions contemplated by this Agreement or the Ancillary Documents or to perform any of its obligations under this Agreement or the Ancillary Documents; provided, however, that, when such Party is the Company or any Subsidiary of the Company, any adverse effects attributable to conditions affecting the industries in which the Company and its Subsidiaries participate or the economy as a whole (other than those that disproportionately affect the Company and its Subsidiaries) shall not be deemed to constitute a Material Adverse Effect on the Company and/or its Subsidiaries.

“Material Contracts” has the meaning set forth in Section 3.9(a).

“Material Suppliers” has the meaning set forth in Section 3.25.

“Medical Directors” means Andrew Craven, M.D.; Michael Ward, M.D.; Ryan Hodnick, M.D.; and Phillip Richemont, M.D.

“Medical Director Agreement” means, with respect to each Medical Director, a medical director agreement or similar agreement, in a form satisfactory to the Purchaser, between, as determined by the Purchaser, the Company, the Purchaser or one of their Affiliates and each of the Medical Directors.

“Medicare” has the meaning set forth in Section 3.28(a).

“Medicaid” has the meaning set forth in Section 3.28(a).

“Most Recent Balance Sheet” has the meaning set forth in Section 3.10.

“Net Working Capital Adjustment Statement” has the meaning set forth in Section 2.4(b).

“Net Working Capital Deficiency Amount” has the meaning set forth in Section 2.4(b).

“Net Working Capital Excess Amount” has the meaning set forth in Section 2.4(b).

“Net Working Capital Statement” has the meaning set forth in Section 2.4(b).

“Neutral Arbitrator” means Hein & Associates LLP; provided that if the Neutral Arbitrator is engaged pursuant to Section 2.4 and at such time either the Equityholder Representative or the Purchaser shall discover a bona fide conflict with respect to the Neutral Arbitrator or the Neutral Arbitrator resigns or expressly states its refusal for any reason to resolve any matter relating to the WC Disputed Items in accordance with Section 2.4, the Parties shall submit the matter to another independent accounting firm of national reputation reasonably acceptable to both the Equityholder Representative and the Purchaser to resolve the remaining matters in dispute, and such firm shall be the Neutral Arbitrator for all purposes of this Agreement.

“NWC Shortfall” has the meaning set forth in Section 2.6(a)(ii).

“NTSB” means the National Transportation Safety Board.

“OIG” has the meaning set forth in Section 3.29.

“Operating Agreement” means the Second Amended and Restated Operating Agreement of the Company, effective as of November 4, 2015, as amended from time to time.

“Ordinary Course of Business” or “Ordinary Course” or any similar phrase means the ordinary course of the Company’s business or its Subsidiaries’ businesses, as applicable, consistent with the past practice of the Company or its Subsidiaries, as applicable.

“Owned Intellectual Property” means Intellectual Property owned by the Company or any Subsidiary.

“Owned Real Property” has the meaning set forth in Section 3.7(c).

“Party” or “Parties” has the meaning set forth in the Preamble.

“Pay-Off Letter” has the meaning set forth in Section 7.3(g)(i).

“Permits” means all licenses, permits, franchises, approvals, authorizations, consents or orders of, or filings with, any Governmental Authority (including all Medicare and Medicaid, provider or supplier numbers, air ambulance licenses, certificates of need or public convenience, pilot certificates, aircraft registrations, and similar licenses and certifications) and any accreditations or certification issued by an accrediting body, whether foreign, federal, state or local, or any other Person, necessary for the conduct of, or relating to, the operation of the Company’s business and/or its Subsidiaries’ businesses, including any certification or accreditation relied upon in obtaining, or required to obtain, any license, permit, franchise, approval, authorization, consent or orders of any Governmental Authority.

“Permitted Encumbrances” means (a) Encumbrances for Taxes, assessments or other charges or levies of any Governmental Authority that are not yet due or payable or that are being contested in good faith and for which there are adequate reserves on the books; (b) any Encumbrances set forth on Schedule 1.1; (c) Encumbrances (other than Encumbrances securing any Indebtedness) with respect to any subjected asset which, individually or in the aggregate, do not materially detract from the value of, or materially interfere with the present occupancy or use of such asset, or the continuation of the present use of such asset; and (d) Encumbrances created pursuant to this Agreement or any Ancillary Document.

“Person” means any person or entity, whether an individual, trustee, corporation, partnership, limited partnership, limited liability company, trust, unincorporated organization, business association, firm, joint venture or other juridical person or Governmental Authority.

“PHI” has the meaning set forth in Section 3.28(f).

“Phase I Reports” means final Phase I Environmental Site Assessment Reports prepared in accordance with the American Society for Testing and Materials E1527-13, Standard Practice for Environmental Site Assessments.

“Post-Signing Returns” has the meaning set forth in Section 6.7(g).

“Pre-Closing Dissolution” has the meaning set forth in Section 6.1(b).

“Pre-Closing Taxes” means any Liability for Taxes of the Company or of any of its Subsidiaries, whether or not the Tax is chargeable against or attributable to another Person and whether or not any amount in respect thereof is recoverable from any other Person, for any Tax or accounting period ending on or prior to the Closing Date and, with respect to a Tax or accounting period beginning before and ending after the Closing Date, the portion of any such Tax or accounting period ending on and including the Closing Date.  For purposes of this definition, where it is necessary pursuant to this Agreement to apportion the responsibility for such Taxes between the Purchaser and the Equityholders, such Liability shall be apportioned between the period (or portion thereof) ending at the end of the Closing Date, for which the Equityholders shall be responsible, and the period (or portion thereof) beginning at the beginning of the calendar day following the Closing Date, for which the Purchaser shall be responsible, on the basis of an interim closing of the books in the case of income Taxes and other Taxes based on gross receipts and on the basis of the number of calendar days elapsed in the period (or portion thereof) ending at the end of the Closing Date and the period (or portion thereof) beginning at the beginning of the calendar day following the Closing Date in the case of Taxes not based on income or gross receipts.

“Pro Rata Portion” has the meaning set forth in Section 2.3(b)(iv).

“Proceeding” has the meaning set forth in Section 3.16.

“Purchaser” has the meaning set forth in the Preamble.

“Purchaser Indemnified Parties” has the meaning set forth in Section 8.2(a).

“Real Property” has the meaning set forth in Section 3.7(c)

“Recognized Environmental Condition” means the presence or likely presence of any Hazardous Materials or petroleum products in, on or at a property: (a) due to a Release to the environment; (b) under conditions indicative of a Release to the environment; or (c) under conditions that pose a material threat of a future Release to the environment.

“Regulations” means any laws, statutes, ordinances, regulations, rules, notice requirements, court decisions, including matrimonial or similar court decisions, agency guidelines, principles of law and orders of any foreign, federal, state or local government and any other Governmental Authority, and including Environmental Laws, aviation laws, energy and public utility laws and regulations, health codes, occupational safety and health regulations and laws respecting employment practices, employee documentation, terms and conditions of employment and wages and hours.

“Release” means any release, spill, emission, leaking, pumping, pouring, dumping, emptying, injection, deposit, disposal, discharge, dispersal, leaching, or migration on or into the environment, or into or out of any property.

“Releasable Claim” has the meaning set forth in Section 8.9(a).

“Released Claims” has the meaning set forth in Section 8.9(a).

“Released Parties” has the meaning set forth in Section 8.9(a).

“Releasing Party” has the meaning set forth in Section 8.9(a).

“Representative” means, with respect to any Person, any officer, director, principal, attorney, agent, employee or other representative of such Person.

“Restricted Period” means a period of five years after the Closing Date.

“Restricted Territory” means the United States of America.

“Sale” shall have the meaning set forth in Section 2.1.

“Sale Consideration” means $222,500,000.

“Schedule Update” has the meaning set forth in Section 6.5(c).

“Stark Law” has the meaning set forth in Section 3.28(c).

“Subsidiary” when used with respect to any Party, means any corporation or other organization, whether incorporated or unincorporated, at least a majority of the securities or other interests of which having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization, or any entity that is directly or indirectly owned or controlled by such Party or by any one or more of its Subsidiaries.

“Target Net Working Capital” means $28,300,000.

“Tax” (including with correlative meaning, the terms “Taxes” and “Taxable”) means any federal, state, local or non-U.S. income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, franchise, profits, withholding or deduction, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated or other tax of any kind whatsoever, including with respect to any such Tax, any interest, fine, penalty or similar addition thereto, whether disputed or not and including any obligations to indemnify or otherwise assume or succeed to any Liability for any of the foregoing of any other Person.

“Tax Claim” has the meaning set forth in Section 6.7(f).

“Tax Controversy” has the meaning set forth in Section 6.7(d).

“Tax Return” means any return, declaration, report, claim for refund, statement, information return or statement and other document required to be filed with respect to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Transaction Expenses” means any and all (a) legal, accounting, tax, financial advisory, environmental consultants and other professional or transaction-related costs, fees and expenses incurred by the Company, including on behalf of the Equityholders or their Affiliates, in connection with this Agreement and the Ancillary Documents or in investigating, pursuing or completing the transactions contemplated hereby (including any amounts owed to any consultants, auditors, accountants, attorneys, brokers or investment bankers), (b) (i) payments, bonuses or severance that become due or are otherwise required to be made as a result of or in connection with the Closing and (ii) any payments contemplated under the Bonus Plan, and (c) payroll, employment or other Taxes, if any, required to be paid by the Company, with respect to the amounts payable pursuant to this Agreement, the amounts described in clause (a) and (b), or the forgiveness of any loans or other obligations owed by the Equityholders or their Affiliates, or employees in connection with the transactions contemplated by this Agreement.

“Trusts” has the meaning set forth in the Preamble.

“Units” means the membership interests of the Company, which in the Operating Agreement are referred to as “Interests”.

“Updateable Schedules” means Schedule 3.7(c), Schedule 3.7(c)(ii)(B), Schedule 3.12(d), Schedule 3.12(h), Schedule 3.13(a), Schedule 3.13(c), Schedule 3.13(d), Schedule 3.17(e), Schedule 3.17(f), Schedule 3.17(g), Schedule 3.18(a), Schedule 3.30(a), Schedule 3.30(b), Schedule 3.30(c) and Schedule 3.30(d).

“WC Disputed Items” has the meaning set forth in Section 2.4(c).

“WC Resolution Period” has the meaning set forth in Section 2.4(c).

“Working Capital Dispute Notice” has the meaning set forth in Section 2.4(c).

“Working Capital Escrow Amount” means a dollar amount equal to 10% of the Target Net Working Capital.

Section 1.2             Other Terms.  Other terms may be defined elsewhere in the text of this Agreement and, unless otherwise indicated, shall have such meaning indicated throughout this Agreement.

Section 1.3             Interpretation.  In this Agreement, unless the context otherwise requires, references: (a) to the recitals, articles, sections, exhibits or schedules are to a Recital, Article or Section of, or Exhibit or Schedule to, this Agreement; (b) to any agreement (including this Agreement), contract, statute or Regulation are to the agreement, contract, statute or Regulation as amended, modified, supplemented or replaced from time to time, and to any section of any statute or Regulation are to any successor to the section; (c) to any contract, agreement, arrangement or understanding are to any contract, agreement, arrangement or understanding, whether written or oral and whether express or implied; (d) to any Governmental Authority include any successor to that Governmental Authority; and (e) to this Agreement are to this Agreement and the exhibits and schedules to it, taken as a whole.  The table of contents and headings contained herein are for reference purposes only and do not limit or otherwise affect any of the provisions of this Agreement.  Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”.  Whenever the words “herein” or “hereunder” are used in this Agreement, they shall be deemed to refer to this Agreement as a whole and not to any specific Section, unless otherwise indicated.  The terms defined in the singular shall have a comparable meaning when used in the plural, and vice versa, and words denoting any gender include all genders.  The terms “dollars” and “$” shall mean dollars of the United States of America.

ARTICLE II
SALE AND PURCHASE

Section 2.1             Agreement to Sell and to Purchase.  At the Closing and upon the terms and subject to the conditions of this Agreement, the Purchaser shall purchase from the Equityholders, and the Equityholders shall sell, transfer, assign, convey and deliver to the Purchaser, the Units free and clear of any and all Encumbrances (the “Sale”).

Section 2.2             Closing of the Sale.  The closing of the transactions contemplated hereby (the “Closing”) will take place remotely via the exchange of documents and signatures related to the transactions contemplated hereby on the second Business Day following the calendar day upon which the last of the conditions set forth in Article VII (other than those that by their terms are to be satisfied or waived at the Closing itself) is satisfied or waived in writing, or at such other time, date and location as the Parties hereto agree in writing.  All Closing transactions shall be deemed to take place simultaneously and no one of them shall be deemed to have occurred until all shall have occurred.  The date on which the Closing occurs is referred to herein as the “Closing Date”.

Section 2.3              Distribution of the Initial Consideration.

(a)           At the Closing, the Purchaser shall deliver to the Equityholders an amount equal to (i) the Sale Consideration, minus (ii) the amount, if any, by which the Target Net Working Capital exceeds the Estimated Net Working Capital, plus (iii) the amount, if any, by which the Estimated Net Working Capital exceeds the Target Net Working Capital, minus (iv) any Indebtedness set forth on Schedule 2.3(b)(i), minus (v) the Escrow Amount, minus (vi) the Transaction Expenses ((i) through (vi) being referred to collectively herein as the “Initial Consideration”).

(b)          Subject to the terms herein, at the Closing:

(i)             The Purchaser shall pay the Indebtedness amounts set forth on Schedule 2.3(b)(i), in accordance with the Pay-Off Letters required to be delivered by the Company pursuant to Section 7.3(g)(i).

(ii)           The Purchaser shall deposit with the Escrow Agent the Escrow Amount in accordance with the terms of the Escrow Agreement.

(iii)          The Purchaser or the Company, as applicable, shall pay the Transaction Expenses in accordance with the instructions contemplated by Section 7.3(d)(i)(D).

(iv)         Upon delivery by the Equityholders to the Purchaser of the duly executed Assignment and Assumption Agreement, the Purchaser shall pay, by wire transfer of immediately available funds to the accounts designated by each Equityholder as set forth on Exhibit A (as may be updated from time to time by written notice to the Purchaser), each Equityholder such Equityholder’s pro rata portion of the Initial Consideration (such amount being referred to herein as the “Pro Rata Portion”) set forth on Exhibit A.

Section 2.4             Working Capital Adjustment.

(a)           Not later than five Business Days prior to the Closing Date, the Company shall have caused to be prepared and delivered to the Purchaser (i) a statement (the “Estimated Net Working Capital Statement”) setting forth the Company’s reasonable and good faith estimate of the Closing Date Net Working Capital and the components and calculations thereof (including all material back-up documents and working papers used to prepare the Estimated Net Working Capital Statement) as of 11:59 p.m., Mountain standard time on the day immediately preceding the Closing Date and (ii) a statement (the “Estimated Net Working Capital Adjustment Statement”) setting forth the calculation of the amount by which the estimated Closing Date Net Working Capital as shown on the Estimated Net Working Capital Statement (the “Estimated Net Working Capital”) either (A) exceeds the Target Net Working Capital or (B) is less than the Target Net Working Capital.  After delivery of the Estimated Net Working Capital Statement and the Estimated Net Working Capital Adjustment Statement to the Purchaser, the Purchaser will have the opportunity to review each of the Estimated Net Working Capital Statement and the Estimated Net Working Capital Adjustment Statement, and the Equityholder Representative and the Purchaser shall work together in good faith to address any reasonable requests for adjustments to the Estimated Net Working Capital Statement and the Estimated Net Working Capital Adjustment Statement made by the Purchaser on or prior to the Closing Date; provided, however, if the Purchaser and the Equityholder Representative are unable to resolve any disagreement relating to the Estimated Net Working Capital Statement or the Estimated Net Working Capital Adjustment Statement prior to the Closing, the Estimated Net Working Capital Statement and the Estimated Net Working Capital Adjustment Statement delivered to the Purchaser shall be used for purposes of the estimate of the Closing Date Net Working Capital.

(b)           Within 90 calendar days following the Closing Date, the Purchaser shall cause to be prepared and delivered to the Equityholder Representative (i) a statement (the “Net Working Capital Statement”) setting forth the Closing Date Net Working Capital and the components and calculations thereof (which shall be in a substantially similar form as the Estimated Net Working Capital Statement, and shall include the same type and level of back-up documents and working papers that were used to prepare the Estimated Net Working Capital Statement) as of 11:59 p.m., Mountain standard time on the day immediately preceding the Closing Date and (ii) a statement (the “Net Working Capital Adjustment Statement”) setting forth the calculation of the amount by which the Closing Date Net Working Capital as shown on the Net Working Capital Statement either (A) exceeds the Estimated Net Working Capital (as such amount may be adjusted pursuant to this Section 2.4, the “Net Working Capital Excess Amount”) or (B) is less than the Estimated Net Working Capital (as such amount may be adjusted pursuant to this Section 2.4, the “Net Working Capital Deficiency Amount”).

(c)           After receipt of the Net Working Capital Statement and the Net Working Capital Adjustment Statement, the Equityholder Representative shall have 30 calendar days to review the Net Working Capital Statement and the Net Working Capital Adjustment Statement.  The Purchaser shall give, or cause to be given, to the Equityholder Representative and its Representatives reasonable access to all documents, records and the employees of the Company and the Purchaser used in the preparation of the Net Working Capital Statement and the Net Working Capital Adjustment Statement, to the extent such employees are employed by the Company or the Purchaser at such time.  Each of the Parties shall, following the Closing through the date that the Net Working Capital Statement and Net Working Capital Adjustment Statement become final, binding and conclusive in accordance with this Section 2.4, take all actions necessary or desirable to maintain and preserve all accounting books, records, policies and procedures on which the Estimated Net Working Capital Statement, and the Net Working Capital Adjustment Statement are to be based, so as not to impede or delay the determination of the Net Working Capital Statement or the Net Working Capital Adjustment Statement.  Not later than 30 calendar days following the date of receipt of the Net Working Capital Statement and the Net Working Capital Adjustment Statement, the Equityholder Representative may provide the Purchaser with a written notice (a “Working Capital Dispute Notice”) listing those items, if any, to which the Equityholder Representative takes exception, which notice shall also (i) specifically identify, and provide a reasonably detailed explanation, of the basis upon which the Equityholder Representative has delivered such list, (ii) set forth the amount of Closing Date Net Working Capital that the Equityholder Representative has calculated based on the information contained in the Net Working Capital Statement and (iii) specifically identify the Equityholder Representative’s proposed adjustment(s).  Unless the Equityholder Representative delivers the Working Capital Dispute Notice to the Purchaser setting forth the specific items disputed by the Equityholder Representative on or prior to the 30th calendar day following the Equityholder Representative’s receipt of the Net Working Capital Statement and the Net Working Capital Adjustment Statement, the Equityholder Representative shall be deemed to have accepted and agreed to the Net Working Capital Statement and the Net Working Capital Adjustment Statement and such statements (and the calculations contained therein) shall be final, binding and conclusive.  If the Equityholder Representative timely provides the Purchaser with a Working Capital Dispute Notice, the Equityholder Representative and the Purchaser shall, within 15 calendar days following receipt of such Working Capital Dispute Notice by the Purchaser (the “WC Resolution Period”), negotiate in good faith to resolve their differences with respect to the items specified in the Working Capital Dispute Notice (the “WC Disputed Items”), and all other undisputed items (and all calculations relating thereto) shall be final, binding and conclusive.  Any written resolution by the Equityholder Representative and the Purchaser during the WC Resolution Period as to any WC Disputed Items shall be final, binding and conclusive.

(d)          If the Equityholder Representative and the Purchaser, notwithstanding such good faith effort, fail to resolve all WC Disputed Items by the end of the WC Resolution Period, then within 15 calendar days following the expiration of the WC Resolution Period the Equityholder Representative and the Purchaser jointly shall engage the Neutral Arbitrator to resolve all WC Disputed Items remaining in dispute.  The Neutral Arbitrator shall act as an arbitrator (and not an auditor) to determine only those WC Disputed Items remaining in dispute, consistent with this Section 2.4, and shall request a statement from each of the Equityholder Representative and the Purchaser regarding such remaining WC Disputed Items, which will set forth each Party’s calculations relating to such WC Disputed Items.  The Neutral Arbitrator shall consider only those WC Disputed Items that the Equityholder Representative, on the one hand, and the Purchaser, on the other hand, are unable to resolve.  In resolving any disputed item, the Neutral Arbitrator may not assign a value to any item greater than the greatest value for such item claimed by any Party or less than the smallest value for such item claimed by any Party.  The scope of the disputes to be arbitrated by the Neutral Arbitrator is limited to whether the preparation of the Net Working Capital Statement and the Net Working Capital Adjustment Statement were done in accordance with this Agreement, and whether there were mathematical errors in the preparation of the Net Working Capital Statement and the Net Working Capital Adjustment Statement, and the Neutral Arbitrator is not to make any other determination.  All fees and expenses relating to the work, if any, to be performed by the Neutral Arbitrator shall be borne by the Party or Parties whose aggregate estimate of the WC Disputed Items differs most greatly from the determination of the Neutral Arbitrator.  In addition, the Parties shall give the Neutral Arbitrator access to all documents, records and employees, to the extent such employees are employed by the Company and/or its Subsidiaries at such time, as reasonably necessary to perform its function as arbitrator.  The Neutral Arbitrator shall deliver to the Equityholder Representative and the Purchaser a written determination (such determination to include a work sheet setting forth all material calculations used in arriving at such determination and to be based solely on information provided to the Neutral Arbitrator by the Equityholder Representative and the Purchaser) of the WC Disputed Items submitted to the Neutral Arbitrator within 30 calendar days following receipt of such WC Disputed Items (or as soon thereafter as practicable), which determination shall be final, binding and conclusive.

(e)           The final, binding and conclusive Net Working Capital Statement and Net Working Capital Adjustment Statement, in each case, based either upon agreement by the Equityholder Representative and the Purchaser, the written determination delivered by the Neutral Arbitrator in accordance with this Section 2.4 or the Equityholder Representative’s failure to notify the Purchaser, in accordance with this Section 2.4, of its objections to either the Net Working Capital Statement or the Net Working Capital Adjustment Statement (or any calculations contained therein) shall be the “Conclusive Net Working Capital Statement” and the “Conclusive Net Working Capital Adjustment Statement”, respectively.  If either the Equityholder Representative or the Purchaser fails to submit a statement regarding any WC Disputed Items to the Neutral Arbitrator within the time determined by the Neutral Arbitrator or otherwise fails to give the Neutral Arbitrator access as reasonably requested, then the Neutral Arbitrator shall render a decision based solely on the evidence timely submitted and the access afforded to the Neutral Arbitrator by the Equityholder Representative and the Purchaser.

(f)            (i) The Purchaser shall pay an aggregate amount, if any, equal to the Net Working Capital Excess Amount, if any, set forth on the Conclusive Net Working Capital Adjustment Statement, which amounts shall be paid by the Purchaser to the Equityholders in accordance with each Equityholder’s Pro Rata Portion by wire transfer of immediately available funds to the accounts designated by each Equityholder as set forth on Exhibit A (as may be updated from time to time by written notice to the Purchaser) or (ii) the Purchaser and the Equityholder Representative shall, within two Business Days following the determination of the Conclusive Net Working Capital Statement, direct the Escrow Agent to pay from the Working Capital Escrow Amount (and, if necessary, from the General Indemnity Escrow Amount in accordance with and pursuant to Section 2.6(a)(ii)) the Net Working Capital Deficiency Amount, if any, set forth on the Conclusive Net Working Capital Adjustment Statement to the Purchaser by wire transfer of immediately available funds to an account designated by the Purchaser, and each Equityholder shall be deemed to have contributed its Pro Rata Portion of the Working Capital Deficiency Amount to Purchaser from its respective allocated portion of the Working Capital Escrow Amount.  Any required payment pursuant to this Section 2.4(f) shall be paid on the fifth Business Day following the determination of the Conclusive Net Working Capital Statement in immediately available funds by check or wire transfer.  For purposes of this Agreement, any Net Working Capital Excess Amount shall be deemed to be an increase in the Initial Consideration and any Net Working Capital Deficiency Amount shall be deemed to be a decrease in the Initial Consideration.

(g)           Notwithstanding anything herein to the contrary, the dispute resolution mechanism contained in this Section 2.4 shall be the exclusive mechanism for resolving disputes regarding the subject matter of this Section 2.4.

Section 2.5             Withholding Rights.  The Purchaser shall be entitled to deduct and withhold from the Sale Consideration otherwise payable pursuant to this Agreement such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code, or any provision of United States federal, state or local, or any non-U.S., Tax law.  To the extent that amounts are so withheld or paid over to or deposited with the relevant Governmental Authority by the Purchaser, such amounts shall be treated for all purposes of this Agreement as having been paid to the applicable holder of Units in respect of which the Purchaser made such deduction and withholding.

Section 2.6             Escrow.

(a)           The Escrow Amount shall be held and invested by the Escrow Agent in accordance with the terms of this Agreement and the Escrow Agreement.  The “Escrow Amount” shall be comprised of:

(i)            the General Indemnity Escrow Amount, plus any interest or other amounts earned thereon, for the primary purpose of providing funds to satisfy the indemnification or payment obligations expressly provided for in this Agreement; plus

(ii)           the Working Capital Escrow Amount, plus any interest or other amounts earned thereon, for the purpose of providing funds to satisfy the Net Working Capital Deficiency Amount, if any, pursuant to Section 2.4(f); provided, however, if the Net Working Capital Deficiency Amount exceeds the Working Capital Escrow Amount (such excess being referred to as the “NWC Shortfall”) (i) Blake A. Stamper shall, within five Business Days, pay such NWC Shortfall to the Purchaser by wire transfer of immediately available funds to an account designated by the Purchaser or (ii) if Blake A. Stamper shall not have paid such NWC Shortfall to the Purchaser within such five Business Day period, (A) the Purchaser shall be entitled to solely direct the Escrow Agent to use the General Indemnity Escrow Amount to satisfy the NWC Shortfall and (B) Blake A. Stamper shall, within five Business Days following the use of the General Indemnity Escrow Amount to satisfy the NWC Shortfall, deposit with the Escrow Agent, by wire transfer of immediately available funds, an amount equal to the NWC Shortfall; plus

(iii)         the Determined Escrow Amount, plus any interest or other amounts earned thereon, for the primary purpose of providing funds to satisfy the Equityholders’ indemnification obligations relating to the matters set forth on Schedule 8.2(a)(v).

(b)          Subject to the terms of this Agreement and the Escrow Agreement, if, pursuant to Section 2.4 hereof, there is (i) a zero dollar adjustment to the Net Working Capital Amount, (ii) a Net Working Capital Excess Amount or (iii) a Net Working Capital Deficiency Amount (A) that is less than the Working Capital Escrow Amount and (B) the Purchaser has received payment from the Escrow Agent pursuant to Section 2.4(f)(ii), the Purchaser and the Equityholder Representative shall, within five Business Days of either the Equityholders or the Purchaser receiving the payments contemplated by Section 2.4(f), direct the Escrow Agent to pay to the Equityholders the remaining portion of the Working Capital Escrow Amount, plus any interest or other amounts earned thereon.

(c)           Subject to the terms of this Agreement and the Escrow Agreement, on the 18 month anniversary of the Closing Date, the General Indemnity Escrow Amount (less the aggregate of any amounts released pursuant to Section 8.4(b), the amount of any indemnification claims resolved but remaining unpaid as of such date and any amounts with respect to other indemnification claims by the Purchaser then pending) shall be released to the Equityholders in accordance with each Equityholder’s Pro Rata Portion.  The amounts of any such indemnification obligations of the Equityholders resolved but remaining unpaid shall be released in accordance with the terms of this Agreement and the Escrow Agreement, and the amounts of any such other indemnification claims against the Equityholders then pending, shall be released to the Equityholders or the Purchaser, upon resolution of such claims, in accordance with the terms of this Agreement and the Escrow Agreement.

(d)          Subject to the terms of this Agreement and the Escrow Agreement, pursuant to the terms of Schedule 8.2(a)(v), the Determined Escrow Amount shall be released to the Equityholders in accordance with each Equityholder’s Pro Rata Portion.

Section 2.7             Equityholder Representative.

(a)           Appointment.  As used in this Agreement, the term “Equityholder Representative” means Blake A. Stamper, or any Person appointed as a successor Equityholder Representative.  Blake A. Stamper hereby accepts his appointment as the initial Equityholder Representative.  Effective upon Closing, without any further action by any other Person, the Equityholder Representative shall be appointed and constituted in respect of each Equityholder, as his, her or its agent, to act in his, her or its name, place and stead, as such Equityholder’s attorney-in-fact, as more fully set forth in Section 2.7(b).  In the event a successor Equityholder Representative is required, for whatever reason, such successor shall be appointed by mutual agreement of the Equityholders; if such successor has not been appointed within five Business Days of written notice from the Purchaser to all Equityholders requesting such Equityholders appoint a successor Equityholder Representative, the Purchaser shall have the right to appoint an Equityholder Representative to fill any such vacancy, and shall use commercially reasonable efforts to advise all Equityholders of such appointment by written notice.

(b)           Authority.  The Equityholder Representative shall be authorized, on behalf of the Equityholders (i) to discuss, negotiate, resolve and fully and finally settle on behalf of the Equityholders any claims for indemnification by the Purchaser under Article VIII hereof, including the authorization to comply with orders of courts with respect to any such claim for indemnification, (ii) to review the Net Working Capital Statement and Net Working Capital Adjustment Statement or a Working Capital Dispute Notice and discuss, negotiate, resolve and fully and finally settle on behalf of the Equityholders any disputes with respect to the working capital adjustment contemplated by Section 2.4 hereof, (iii) to take any action, including litigating, defending or enforcing any actions, and to make, deliver and sign any certificate, notice, consent or instrument required or permitted to be made or delivered under this Agreement or any Ancillary Document (an “Instrument”) which the Equityholder Representative determines in his, her or its discretion to be necessary, appropriate or desirable, and, in connection therewith (provided, however, if any individual Equityholder is named in such litigation, the Equityholder shall have the right to tender defense), (iv) to hire or retain, at the sole expense of the Equityholders, such counsel, accountants, Representatives and other professional advisors as he or she determines in his or her sole and absolute discretion to be necessary, advisable or appropriate in order to carry out and perform his or her rights and obligations hereunder and (v) to receive all documents, certificates and notices and make all determinations on behalf of the Equityholders required under this Agreement.  A decision, act, consent or instruction of the Equityholder Representative shall constitute a decision of the Equityholders, and shall be final, binding and conclusive upon the Equityholders, as the case may be.  Any Party receiving an Instrument from the Equityholder Representative shall have the right to rely in good faith upon such Instrument, and to act in accordance with the Instrument without independent investigation.

(c)           No Liability of Equityholder Representative or the Purchaser.  Neither the Equityholder Representative nor any of the directors, officers, agents or employees of Equityholder Representative, if applicable, shall be liable to any Equityholder or any other Person for any error of judgment, or any action taken, suffered or omitted to be taken, under this Agreement, except in the case of the Equityholder Representative’s fraud, gross negligence or willful misconduct.  The Equityholder Representative may consult with legal counsel, independent public accountants and other experts selected by the Equityholder Representative and shall not be liable to any Equityholder for any action taken or omitted to be taken in good faith in accordance with the advice of such counsel, accountants or experts.  The Purchaser shall have no Liability to any of the Equityholders or otherwise arising out of the acts or omissions of the Equityholder Representative or any disputes among the Equityholders or between the Equityholders and the Equityholder Representative.  The Purchaser may rely entirely on its dealings with, and notices to and from, the Equityholder Representative to satisfy any obligations it might have under this Agreement, the Ancillary Documents or otherwise to the Equityholders.

(d)           Indemnity; Costs and Expenses.  Each Equityholder shall, only to the extent of and in proportion to the portion of the Sale Consideration received by such Equityholder, indemnify and defend the Equityholder Representative and hold the Equityholder Representative harmless against any Damages incurred without fraud, gross negligence or willful misconduct by the Equityholder Representative and arising out of or in connection with the acceptance, performance or administration of the Equityholder Representative’s duties under this Agreement.  Any Damages, out-of-pocket costs or expenses incurred by or reasonably expected to be incurred by the Equityholder Representative in connection with the acceptance, performance and administration of his or her duties as the Equityholder Representative pursuant to this Agreement (including the hiring of legal counsel, accountants or auditors and other advisors pursuant to the terms of this Agreement but excluding any of the foregoing arising out of the Equityholder Representative’s fraud, gross negligence or willful misconduct) and all fees payable hereunder to the Equityholder Representative by the Equityholders, shall be paid by recourse directly to the Equityholders (in proportion to the Sale Consideration to which each Equityholder is entitled under this Agreement, as set forth on Exhibit A).

ARTICLE III
REPRESENTATIONS AND WARRANTIES RELATED TO THE COMPANY

As a material inducement to the Purchaser to enter into this Agreement, except as disclosed in the disclosure schedule delivered to the Purchaser by the Equityholders concurrently herewith (the “Company Disclosure Schedule”) (it being understood that the Company Disclosure Schedule shall be arranged in sections corresponding to the sections contained in this Agreement, and the disclosures in any section of the Company Disclosure Schedule shall qualify the representations in the corresponding section of this Article III), the Equityholders hereby, jointly and severally, make the following representations and warranties to the Purchaser.

Section 3.1             Organization of the Company.  The Company is a limited liability company duly formed and validly existing and in good standing under the laws of the State of Arizona with full limited liability company power and authority to conduct its business as it is presently being conducted, to own, lease or operate, as applicable, its assets and properties, and to perform all its obligations under its contracts.  The Company is duly qualified to do business and is in good standing in each jurisdiction where the character of its properties owned, leased or operated or the nature of its activities make such qualification necessary, except where the failure to be so qualified or in good standing would not have a Material Adverse Effect on the Company.  Schedule 3.1 sets forth each jurisdiction where the Company conducts business and indicates in which jurisdiction the Company is qualified or licensed to do business.  Copies of the Articles of Organization and Operating Agreement have heretofore been Made Available to the Purchaser and are true, complete and in effect as of the date hereof.  The Company is not in violation of its Articles of Organization and Operating Agreement and is operating and has always operated its business in all respects in accordance with its Articles of Organization and Operating Agreement at the relevant time.

Section 3.2             Subsidiaries.

(a)           Set forth on Schedule 3.2(a) is a true and complete list of each Subsidiary of the Company and the jurisdiction of organization of each Subsidiary of the Company and of the jurisdictions in which each Subsidiary of the Company is qualified or licensed to do business.  The Company has never had a Subsidiary other than the Subsidiaries listed on Schedule 3.2(a).  The Company has no interest in, nor has it agreed to acquire an interest in, a Person other than the Subsidiaries listed on Schedule 3.2(a).  Except as set forth on Schedule 3.2(a), each Subsidiary of the Company is an entity duly organized, validly existing, and in good standing under the laws of the jurisdiction of its organization and has the requisite power and authority to carry on its business as it is now being conducted, except where the failure to be so qualified or in good standing would not have a Material Adverse Effect on such Subsidiary.

(b)           All of the outstanding equity securities of each Subsidiary of the Company are duly authorized, validly issued, fully paid, and non-assessable and are set forth on Schedule 3.2(b). Those equity securities owned by the Company and set forth on Schedule 3.2(b) are owned free and clear of any Encumbrance, other than as set forth on Schedule 3.2(b).

(c)           Except as set forth on Schedule 3.2(c), there are no (i) outstanding or authorized options, warrants, calls, subscriptions, rights, commitments or any other agreements (A) evidencing the right to purchase or subscribe for any equity securities of a Subsidiary of the Company or (B) obligating any Subsidiary of the Company to issue, sell or transfer any additional equity securities, (ii) outstanding securities or any securities which are convertible into or exchangeable for any equity securities of any Subsidiary of the Company, (iii) securities of any Subsidiary of the Company reserved for issuance for any purpose, (iv) shareholders agreements, whether written or verbal, among any current or former stockholders of any Subsidiary of the Company, (v) statutory or contractual preemptive rights or rights of first refusal with respect to any Subsidiary of the Company, (vi) stock appreciation rights, security-based performance units, “phantom” stock, profit participation or other similar rights or agreements, (vii) dividends which have accrued or have been declared but are unpaid on any securities of any Subsidiary of the Company or (viii) agreements to register any securities of any Subsidiary of the Company for sale or resale under federal or state securities laws.  Except as set forth on Schedule 3.2(c), no Subsidiary of the Company has an obligation of any kind to repurchase, return, redeem or otherwise acquire any securities of such Subsidiary of the Company or to provide funds to, make an investment in, or contribute capital to, any Person.

Section 3.3             Solvency.  Neither the Company nor any Subsidiary of the Company (a) is insolvent or has unreasonably small capital, (b) has incurred debts beyond its ability to pay such debts as they mature or (c) has Liabilities in excess of the reasonable market value of its assets.  No insolvency Proceedings or similar Proceedings have been, or have been threatened to be, opened over the assets of the Company or any Subsidiary of the Company, and there are no circumstances that would require or justify the opening of or application of such Proceedings.

Section 3.4             Authorization.  The Company has all requisite power and authority, and has taken all action necessary, to execute, deliver and perform this Agreement and the Ancillary Documents, to consummate the transactions contemplated hereby and to perform its obligations hereunder.  The execution and delivery of this Agreement and the Ancillary Documents and the consummation by the Company of the transactions contemplated hereby and thereby have been duly approved by the managing member and the Equityholders of the Company; no other proceeding on the part of the Company or the Equityholders is necessary to authorize this Agreement and the Ancillary Documents and the transactions contemplated hereby and thereby.  The Company does not require the consent, approval or authority of any other Person to enter into or perform its obligations under this Agreement and the Ancillary Documents and the transactions contemplated hereby thereby.  This Agreement has been duly executed and delivered by the Company and is the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws affecting creditors’ rights generally and except insofar as the availability of equitable remedies may be limited by applicable Regulations.

Section 3.5             No Conflict; Required Filings and Consents.

(a)           Except as set forth on Schedule 3.5(a), the execution, delivery and performance by the Company and the Equityholders of this Agreement and each of the Ancillary Documents to which the Equityholders and the Company will be a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not:

(i)             conflict with or violate the Articles of Organization or the Operating Agreement or equivalent organizational documents of the Company or any of its Subsidiaries;

(ii)            conflict with or violate any Regulations applicable to the Equityholders or the Company or any of its Subsidiaries or by which any property or asset of the Equityholders or the Company or any of its Subsidiaries is bound or affected; or

(iii)          result in any breach of, constitute a Default (or an event that, with notice or lapse of time or both, would become a Default) under, require any consent of or notice to any Person pursuant to, give to others any right of termination, amendment, modification, acceleration or cancellation of, allow the imposition of any fees or penalties, require the offering or making of any payment or redemption, give rise to any increased, guaranteed, accelerated or additional rights or entitlements of any Person or otherwise adversely affect any rights of the Equityholders or the Company or any of its Subsidiaries under, or result in the creation of any Encumbrance on any property, asset or right of the Equityholders or the Company or any of its Subsidiaries pursuant to, any note, bond, mortgage, indenture, agreement, lease, license, Permit, franchise, instrument, obligation or other contract to which the Equityholders or the Company or any of its Subsidiaries is a party or by which the Equityholders or the Company or any of its Subsidiaries or any of their respective properties, assets or rights are bound or affected.

(b)           Except as set forth on Schedule 3.5(b), none of the Equityholders or the Company or any of its Subsidiaries is required to file, seek or obtain any notice, authorization, approval, order, Permit or consent of or with any Governmental Authority in connection with the execution, delivery and performance by the Equityholders or the Company or any of its Subsidiaries of this Agreement and each of the Ancillary Documents to which the Equityholders, the Company or any of its Subsidiaries will be a party or the consummation of the transactions contemplated hereby or thereby or in order to prevent the termination of any right, privilege, license or qualification of the Company or any of its Subsidiaries, except for (i) any filings required to be made under the HSR Act and (ii) such filings as may be required by any applicable federal or state securities or "blue sky" laws.

(c)           No “fair price”, “interested shareholder”, “business combination” or similar provision of any state takeover Regulations is applicable to the transactions contemplated by this Agreement or the Ancillary Documents.

Section 3.6             Capitalization.

(a)           Schedule 3.6(a) sets forth the name of each Person holding any equity securities of the Company and the type and amount of equity security held by such Person.  As of the date of this Agreement, there are issued and outstanding 100.0000 Units.  All of the issued and outstanding Units are duly authorized, validly issued, fully paid and non-assessable.  No claim has been made or threatened to the Company or either Equityholder asserting that any Person other than a Person listed on Schedule 3.6(a) is the holder or beneficial owner of, or has the right to acquire beneficial ownership of any equity or ownership interest in the Company.  Except as set forth on Schedule 3.6(a), there are (i) no accrued and unpaid distributions on any of the Units and (ii) no commitments to issue additional Units or other equity securities in the Company.

(b)           There are no (i) Units outstanding other than those set forth on Schedule 3.6(a), (ii) options, warrants, agreements, convertible, exercisable or exchangeable securities, (iii)  securities of the Company reserved for issuance for any purpose, (iv) agreements pursuant to which registration rights in the equity securities of the Company have been granted, (v) equityholder agreements (or similar arrangements), whether written or verbal, among any current or former equityholders of the Company, (vi) statutory or contractual preemptive rights or rights of first refusal with respect to the Units, (vii) stock appreciation rights, security-based performance units, “phantom” stock, profit participation or other similar rights or agreements, (viii) distributions which have accrued or have been declared but are unpaid on any securities of the Company, (ix) agreements to register any securities of the Company for sale or resale under federal or state securities laws or (x) agreements pursuant to which any Person other than the Equityholders is entitled to any consideration under this Agreement or any Ancillary Document.

(c)           The Company has not violated any applicable Regulations governing securities in connection with the offer, sale or issuance of any of its equity securities.  Except as set forth in the Operating Agreement, there are no agreements between any of the Equityholders with respect to the voting or transfer of the equity securities of the Company or with respect to any other aspect of the Company’s affairs.

Section 3.7             Title to Properties and Assets.

(a)           The Company and its Subsidiaries have good and marketable title to or, in the case of leased properties or properties held under license, a good and valid leasehold or license interest in, all of their properties and assets.  The assets, properties and rights of the Company and its Subsidiaries constitute all of the assets, properties and rights which are necessary for the operation of the Company’s and its Subsidiaries’ businesses as currently conducted.  The Company and its Subsidiaries hold legal and/or beneficial title to each material property and asset which they purport to own, free and clear of any Encumbrances other than Permitted Encumbrances, and each such material property and asset is solely owned by, and in the possession and control of, the Company and its Subsidiaries.  The representations in this Section 3.7 do not apply to the Intellectual Property Rights.

(b)           All of the tangible assets of the Company and its Subsidiaries are in serviceable operating condition and repair (normal wear and tear excepted) and are adequate for the conduct of the Company’s or its Subsidiaries’, as applicable, business in substantially the same manner as it has heretofore been conducted.

(c)           Schedule 3.7(c) sets forth a true and complete list of all Owned Real Property and Leased Real Property (collectively, the “Real Property”), including the location of, and a brief description of the nature of the activities conducted on, such Real Property.  The Company and its Subsidiaries have valid leasehold interests in all real property leased by the Company and its Subsidiaries (the “Leased Real Property”), and the Company and its Subsidiaries have good and marketable title to all real property owned by the Company (the “Owned Real Property”), free and clear of all Encumbrances, except Permitted Encumbrances.  Each parcel of Real Property is zoned so as to permit the use of such parcels by Company as they are being used as of the date hereof, and their present use and operation does not constitute a nonconforming use and is not subject to a variance, and the Company has no Knowledge or notice of any alleged violation of any fire, zoning, building, or health law, regulation or ruling, whether federal, state or local, or of any other alleged violation of Regulations which affect the Real Property.  No Person other than the Company or its Subsidiaries has any right to use, occupy or lease all or any portion of the Real Property. A list of Leased Real Property, together with the amount of rent, deposit information and term related to each is set forth in Schedule 3.7(c), which is true and correct as of the date hereof.

(i)             To the Knowledge of the Company, each lease set forth on Schedule 3.7(c) (each, a “Lease”):

(A)            is valid and in full force and effect and no party to such Lease is in Default under the terms of such Lease; and

(B)             to the extent required under each Lease prior to the date hereof, all necessary consents and approvals from the counterparties to each Lease have been duly obtained.

(ii)            To the Knowledge of the Company:

(A)           the copy of each Lease Made Available by the Company to the Purchaser is true, complete and accurate and is unmodified except as set forth in any amendments Made Available to the Purchaser, and there are no understandings, oral or written, between the parties to the Lease which in any material manner vary the obligations or rights of either party to such Lease;

(B)             the amount of any security and other deposits held by or for the benefit of the Company under each Lease or any extension or expansion of any Lease is set forth on Schedule 3.7(c)(ii)(B) and is true and correct;

(C)             no rent under any Lease has been paid for more than thirty 30 calendar days in advance;

(D)            no leasing commissions, bonus payments or other payments are due or payable by the Company under any Lease except as set forth in Schedule 3.7(c); and

(E)             there are no free rent, rebates, allowances or other unexpired concessions under any existing or pending Lease that are not set forth in Schedule 3.7(c).

Section 3.8             Absence of Certain Activities or Changes.  Since June 30, 2015, each of the Company and each Subsidiary of the Company has conducted its operations in the Ordinary Course of Business and there has been no: (i) Material Adverse Effect on the Company or its Subsidiaries, individually or taken as whole, nor have any event or events occurred that, individually or in the aggregate, with or without the lapse of time, could reasonably be expected to result in a Material Adverse Effect on the Company or any Subsidiary of the Company, or (ii) action taken which, if taken after the date of this Agreement without the Purchaser’s consent, would violate the provisions of Section 6.1(c) of this Agreement.

Section 3.9             Material Contracts.

(a)           Schedule 3.9(a) contains a list of all agreements, contracts, leases, licenses, instruments, commitments, Indebtedness (including all evidences of Indebtedness owed to the Company or its Subsidiaries by any officer, director or employee of the Company or its Subsidiaries), Liabilities and other obligations to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound (collectively, the “Material Contracts”) that:

(i)             are material to the conduct and operations of the Company’s or any of its Subsidiaries’ business and its properties;

(ii)            require the Company or any of its Subsidiaries to provide in-kind consideration;

(iii)          contain covenants (A) to indemnify or hold harmless any Person or (B) not to (or otherwise restricting or limiting the Company’s or any of its Subsidiaries’ ability to) compete in any line of business or geographical area, including any covenant not to compete with respect to the manufacture, marketing, distribution or sale of any product or product line;

(iv)          involve real property;

(v)           involve a joint venture, partnership, or limited liability company relationship;

(vi)         govern or relate to Indebtedness, including guarantees for money borrowed by others;

(vii)        are material customer or supplier agreements of the Company or any of its Subsidiaries;

(viii)       obligate the Company or any of its Subsidiaries to develop any product or technology;

(ix)           relate to the acquisition or disposition of any material assets other than in the Ordinary Course;

(x)            relate to any rights or obligations to undertake the development or commercialization of any product;

(xi)           require payments by the Company or any of its Subsidiaries in excess of $50,000 per annum;

(xii)         contain a “change of control” or similar provision (other than any Benefit Plan);

(xiii)       pursuant to which the Company or any of its Subsidiaries use any Licensed Intellectual Property (except for commercially available “off-the-shelf” software, as such term is commonly understood, that is commercially available on a retail basis for license fees less than $5,000) or pursuant to which the Company or any of its Subsidiaries has granted to any other Person any right in or to any Owned Intellectual Property;

(xiv)       require capital expenditures or the acquisition or construction of fixed assets which requires aggregate future payments in excess of $50,000;

(xv)         are necessary for the Company’s operations of hospital-based services and community (independent)-based services for the Company’s base sites set forth on Schedule 3.9(a)(xv) (collectively, the “Company Bases”) including any preferred provider agreements, dispatch agreements, billing agreements and alternative delivery method agreements;

(xvi)        are with any Governmental Authority or permit the Company to receive payment, directly or indirectly, from any Governmental Authority; or

(xvii)      are not terminable upon 90 or fewer calendar days’ notice without penalty or additional Liabilities;

provided; further, that any Material Contracts under Sections 3.9(a)(iii), (v), (ix), (xi) and (xiv) shall be specifically set forth on Schedule 3.9(a) by such subsections.

(b)           The Company has Made Available to the Purchaser true, correct and complete copies of the Material Contracts, including any amendments, modifications, or supplement thereto.  Except as set forth on Schedule 3.9(b):

(i)             each Material Contract is in full force and effect and paid in the Ordinary Course of Business;

(ii)            all of the Material Contracts are valid, binding and enforceable against the Company and its Subsidiaries, as applicable, in accordance with their terms except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws affecting enforcement of creditors’ rights generally and except insofar as the availability of equitable remedies may be limited by applicable Regulations;

(iii)          the Company and its Subsidiaries are not in Default under any Material Contract;

(iv)          to the Knowledge of the Company, no other party is in Default under any Material Contract;

(v)           to the Knowledge of the Company, no event has occurred and no condition or state of facts exists which, with the passage of time or the giving of notice or both, would constitute such a Default and no written notice of any claim of Default has been given to the Company;

(vi)          neither the Company nor its Subsidiaries is currently paying liquidated damages in lieu of performance under any Material Contract; and

(vii)         the consummation of the transactions contemplated by this Agreement and the Ancillary Documents will neither violate nor result in the breach, modification, cancellation, termination or suspension of any Material Contract.

(c)           Except as provided in Schedule 3.9(c), following the Closing Date, the Purchaser will be permitted to exercise all of the Company’s and its Subsidiaries’ rights under all Material Contracts (including with respect to any Intellectual Property licensed to the Company or its Subsidiaries pursuant to any Material Contract) to the same extent the Company or the applicable Subsidiary would have been able to had the transactions contemplated by this Agreement and the Ancillary Documents not occurred and without being required to pay any additional amounts or consideration other than fees, royalties or payments which the Company or any of its Subsidiaries would otherwise be required to pay had such transactions contemplated hereby and thereby not occurred.

Section 3.10          Financial Statements.  The Company has heretofore furnished to the Purchaser (a) copies of the audited consolidated balance sheet of the Company and its Subsidiaries as of December 31, 2013 and December 31, 2014 and, together with the related consolidated statements of operations, equityholders’ equity (deficit) and cash flows for the periods then ended and the notes thereto, (b) copies of the unaudited consolidated balance sheets of the Company and its Subsidiaries as of September 30, 2015 (the “Most Recent Balance Sheet”), together with the related consolidated statements of operations, equityholders’ equity (deficit), and cash flow for the period then ended, and the notes thereto (all the financial statements referred to in clauses (a) and (b) above being hereinafter collectively referred to as the “Financial Statements”).  The Financial Statements (i) were prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby, (ii) are true, correct and complete in all material respects and have been prepared in accordance with the books and records of the Company and its Subsidiaries and (iii) present fairly in all material respects the financial position, results of operations and changes in financial position of the Company and its Subsidiaries as of such dates and for the periods then ended (subject, in the case of the unaudited interim Financial Statements described in clause (b) above, to normal year-end audit adjustments consistent with prior periods).

Section 3.11          Liabilities.

(a)           Neither the Company nor any of its Subsidiaries have Liabilities of any nature which are not (i) shown or provided for on the Most Recent Balance Sheet or (ii) set forth on Schedule 3.11(a), other than Liabilities as shall have been incurred or accrued in the Ordinary Course of Business since the date of the Most Recent Balance Sheet, that are not, individually or in the aggregate, material to the Company or any of its Subsidiaries.

(b)           Other than (i) as set forth on Schedule 2.3(b)(i), (ii) the Transaction Expenses or (iii) unsecured trade payables incurred in the Ordinary Course of Business, neither the Company nor any of its Subsidiaries has any, and has not agreed to create or incur any, Indebtedness.

Section 3.12          Taxes.

(a)            The Company and each Subsidiary of the Company has timely filed all Tax Returns that the Company or any such Subsidiary is required to have filed under applicable Regulations.  All such Tax Returns were and remain accurate, complete and correct in all respects. No such Tax Return is, or is likely to be, the subject of any material dispute with any Governmental Authority.

(b)           The Company and each Subsidiary of the Company has timely paid or will cause to be timely paid all Taxes required to be paid by the Company and each Subsidiary of the Company (whether or not shown as due on any Tax Returns) and no penalties, fines or interest in respect of such Taxes have been incurred.

(c)           Except as set forth on Schedule 3.12(c):

(i)             no claim has been made by any Governmental Authority in any jurisdiction where the Company or any Subsidiary of the Company does not file Tax Returns that the Company or any such Subsidiary is or may be subject to Tax by that jurisdiction and the Company has no Knowledge that any such claim is being contemplated;

(ii)            no extensions of time within which to file and no extensions or waivers of statutes of limitations, in each case, with respect to the Company’s or any of its Subsidiaries’ Tax Returns or any assessment or deficiency of Tax have been requested by, given to or requested from the Company or any Subsidiary of the Company; and

(iii)          no claim for assessment or collection of Taxes is presently being asserted against the Company or any Subsidiary of the Company, and there is no presently pending, ongoing, or, to the Knowledge of the Company, contemplated or planned audit, examination, refund claim, litigation, Proceeding, proposed adjustment or matter in controversy (whether administrative, judicial or otherwise) with respect to any Taxes of or with respect to the Company or any Subsidiary of the Company.

(d)           Except to the extent indicated in Schedule 3.12(d), all deficiencies asserted or assessments made against the Company or any Subsidiary of the Company as a result of any examinations by any Governmental Authority have been fully paid.  No Equityholder nor any director or officer (or employee responsible for Tax matters) of the Company or any Subsidiary of the Company expects any authority to assess any additional Taxes for any period for which Tax Returns have been filed.  The Company and each Subsidiary of the Company has not received any (i) request for information related to Tax matters from any Governmental Authority or (ii) notice of proposed adjustment for any amount of Tax proposed, asserted, or assessed by any Governmental Authority against the Company or any such Subsidiary of the Company.

(e)           There are no liens or charges for Taxes (other than for current Taxes not yet due and payable but including inheritance tax) upon the Units or upon the assets of the Company or any Subsidiary of the Company.

(f)            The Company and each Subsidiary of the Company is not party to or bound by any Tax indemnity, Tax sharing, Tax allocation or similar agreement.

(g)           The Company and each Subsidiary of the Company is not party to or bound by any closing agreement, offer in compromise, concession or other agreement or arrangement with any Governmental Authority with respect to Taxes or any matter relating thereto.  The Company and each Subsidiary of the Company has not received any private letter ruling (or any comparable ruling from any Governmental Authority) with respect to Taxes or any matter relating thereto.

(h)          Schedule 3.12(h) lists all income Tax Returns filed with respect to the Company and each Subsidiary of the Company for taxable periods ended on or after December 31, 2011 and indicates those Tax Returns that have been audited.  The Company and each Subsidiary of the Company has Made Available to the Purchaser correct and complete copies of all Tax Returns, examination reports, and statements of deficiencies assessed against or agreed to by the Company or any Subsidiary of the Company filed or received since January 1, 2011.

(i)            The Company and each Subsidiary of the Company has withheld and paid all Taxes required to be withheld in connection with any amounts paid or owing to any employee, creditor, independent contractor, member, manager, stockholder or other third party.

(j)            The Company (and any predecessor of the Company) has been classified for federal Tax purposes as a partnership at all times during its existence and will be so classified up to and through the Closing Date.

(k)           Neither the Company nor any of its Subsidiaries is a “controlled foreign corporation” or “passive foreign investment company,” as such terms are defined in the Code, or has a permanent establishment (within the meaning of an applicable Tax treaty) or otherwise has an office or fixed place of business in a country other than the country in which it is organized.

(l)            Neither the Company nor any of its Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any:

(i)             change in method of accounting for a taxable period ending on or prior to the Closing Date;

(ii)            use of an improper method of accounting for a taxable period ending on or prior to the Closing Date;

(iii)           “closing agreement” as described in Code Section 7121 (or any corresponding or similar provision of state, local, or non-U.S. income Tax law) executed on or prior to the Closing Date;

(iv)          intercompany transaction or excess loss account described in Regulations under Code Section 1502 (or any corresponding or similar provision of state, local, or non-U.S. income Tax law);

(v)           installment sale or open transaction disposition made on or prior to the Closing Date;

(vi)          prepaid amount received on or prior to the Closing Date; or

(vii)        election under Code Section 108(i).

(m)          Neither the Company nor any of its Subsidiaries has distributed the stock of another Person, or has had its equity securities distributed by another Person, in a transaction that was purported or intended to be governed in whole or part by Code Section 355 or Code Section 361.

(n)           Neither the Company nor any of its Subsidiaries are, or have been, U.S. real property holding corporations (as defined in Code Section 897(c)(2)) during the applicable period specified in Code Section 897(c)(1)(A).

(o)           Neither the Company nor any of its Subsidiaries have been a party to, or a promoter of, a “reportable transaction” within the meaning of Code Section 6707A(c)(1) and Regulations Section 1.6011-4(b).

Section 3.13          Employee Benefits.

(a)           Schedule 3.13(a) lists as of the date hereof equity purchase, option, restricted equity interest, equity-like interest, severance, retention, employment, consulting, change-of-control, collective bargaining, compensation, bonus, incentive, performance award, deferred compensation, employee loan, fringe benefit, holiday, pension, retirement and other benefit plan, agreement, program, policy, commitment or other arrangement (including any related funding mechanism now in effect or required in the future), whether formal or informal, oral or written, including but not limited to, all “employee benefit plans” as defined in Section 3(3) of ERISA, in each case sponsored, maintained, contributed or required to be contributed to by the Company or any ERISA Affiliate or under which the Company or any Subsidiary of the Company has any current or potential Liability (each a “Benefit Plan”, and collectively, the “Benefit Plans”).  For each Benefit Plan, up-to-date true and complete copies of, where applicable, any plan document, summary plan description, trust agreement, employment agreement and other governing instrument, document, most recent determination letter (or applicable opinion/advisory letter) from the IRS, actuarial report and valuation with respect to the three most recently completed plan years, annual report with respect to the three most recently completed plan years, or communication to employees establishing or modifying a Benefit Plan, or a summary of Benefit Plan terms if the Benefit Plan is not written, have been Made Available to the Purchaser as of the date hereof.

(b)           Each Benefit Plan has been established and administered in accordance with its terms, and in compliance in all material respects in accordance with the requirements of applicable Regulations including ERISA and the Code.  All contributions (including all employer contributions and employee salary reduction contributions) required to have been made under any of the Benefit Plans to any funds or trusts established thereunder or in connection therewith have been made by the due date thereof or if untimely, were subsequently cured, and all contributions for any period ending on or before the Closing Date which are not yet due will have been timely paid or accrued prior to the Closing Date.  Any Benefit Plan intended to be qualified under Section 401(a) of the Code and each trust intended to qualify under Section 501(a) of the Code (i) is reasonably believed to be so qualified, (ii) has either applied for, prior to the expiration of the requisite period under applicable Regulations or IRS pronouncements, or obtained a favorable determination, notification, advisory and/or opinion letter, as applicable, as to its qualified status from the IRS or still has a remaining period of time under applicable Regulations or IRS pronouncements in which to apply for such letter and to make any amendments necessary to obtain a favorable determination, and (iii) has otherwise been timely amended to reflect the applicable provisions of ERISA and the Code.  Nothing has occurred with respect to any Benefit Plan that has subjected or could reasonably be expected to subject the Company or any of its ERISA Affiliates or, with respect to any period on or after the Closing Date, Purchaser or any of its Affiliates, to a penalty under Section 502 of ERISA or to tax or penalty under Sections 4975, 4980B, 4980D, 4980H or 4980G of the Code.  All benefits, contributions and premiums relating to each Benefit Plan have been timely paid in accordance with the terms of such Benefit Plan and all applicable Regulations and accounting principles, and all benefits accrued under any unfunded Benefit Plan have been paid, accrued or otherwise adequately reserved to the extent required by, and in accordance with, GAAP.

(c)           Schedule 3.13(c) sets forth a list as of the date hereof of all (i) employment agreements with officers and employees of the Company and each Subsidiary of the Company, (ii) agreements with the Company’s consultants, (iii) severance, termination or redundancy agreements, programs and policies of the Company or any Subsidiary of the Company with or relating to its employees, except such programs and policies required to be maintained by applicable Regulations, (iv) plans, programs, agreements and other arrangements of the Company and each Subsidiary of the Company with or relating to its employees that contain acceleration or change-of-control provisions, (v) all written agreements between the Company and each Subsidiary of the Company and any employee of the Company and each Subsidiary of the Company; and (vi) any arrangements or agreements that would prevent the Company or any Subsidiary of the Company from terminating the employment of any employee on not less than three months’ notice without additional compensation.  The Company and each Subsidiary of the Company has Made Available to the Purchaser up-to-date, true and complete copies of all such agreements, plans, programs and other arrangements.

(d)           Except as set forth on Schedule 3.13(d), neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or in combination with another event) (i) result in any payment becoming due, or increase the amount of any compensation or benefits due, to any current or former employee of the Company and its Subsidiaries or with respect to any Benefit Plan; (ii) increase any benefits otherwise payable under any Benefit Plan; (iii) result in the acceleration of the time of payment or vesting of any such compensation or benefits; or (iv) result in “excess parachute payments” within the meaning of Section 280G of the Code, if applicable.  No Benefit Plan provides, or reflects or represents any Liability to provide, post-termination or retiree or post-employment life insurance, disability, health or other employee welfare benefits to any Person for any reason, except as may be required by the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, and neither the Company nor any ERISA Affiliate has ever represented, promised or contracted (whether in oral or written form) to any employee (either individually or to employees as a group) or any other Person that such employee(s) or other Person would be provided with life insurance, disability, health or other employee welfare benefits following termination of employment with the Company or any ERISA Affiliate, except to the extent required by statute.

(e)           Neither the Company nor any ERISA Affiliate has ever maintained, established, sponsored, participated in, contributed to, or agreed to contribute to, or otherwise be part of (i) Pension Plan (as defined in Section 3(2) of ERISA) subject to Part 3 of Subtitle B of Title I of ERISA, Title IV of ERISA or Section 412 of the Code; (ii) any “funded welfare plan” within the meaning of Section 419 of the Code; (iii) any multiple employer welfare arrangement, as defined under Section 3(40)(A) of ERISA; (iv) any multiemployer plan (as defined in Sections 3(37) and 4001(a)(3) of ERISA); (v) any multiple employer plan or plan described in Section 413 of the Code; (vi) any self-funded plan that provides group health benefits to employees (including any such plan pursuant to which a stop-loss policy or contract applies), but excluding any Code Section 125, 127 or 129 plan; or (vii) any “split-dollar” life insurance arrangement.

(f)            Each “nonqualified deferred compensation plan” (as such term is defined in Section 409A(d)(1) of the Code) subject to Section 409A of the Code (or any state law equivalent) and the regulations and guidance thereunder (“Section 409A”) if any, has been since January 1, 2005 maintained and operated in compliance with Section 409A and since January 1, 2009, each such nonqualified deferred compensation plan has been in documentary compliance with Section 409A.  No nonqualified deferred compensation plan that was originally exempt from application of Section 409A has been “materially modified” at any time after October 3, 2004.  There is no contract to which the Company or any of its ERISA Affiliates is a party covering any employee of the Company, which individually or collectively could require the Company or any of its Affiliates to pay a Tax gross up payment to, or otherwise indemnify or reimburse, any employee for Tax-related payments under Section 409A.

(g)           Each Benefit Plan can be amended, terminated or otherwise discontinued after the Closing in accordance with its terms, without material liabilities to Purchaser, the Company or any of their Affiliates other than ordinary administrative expenses typically incurred in a termination event subject to the applicable requirements of ERISA and the Code for plan termination.  The Company and its Affiliates have no commitment or obligation and has not made any representations to any employee, officer, director, independent contractor or consultant, whether or not legally binding, to adopt, amend, modify or terminate any Benefit Plan or any collective bargaining agreement, in connection with the consummation of the transactions contemplated by this Agreement or otherwise.

Section 3.14          Compliance with Law.  The Company and each of its Subsidiaries is and has been in material compliance with all Regulations and all Governmental Orders applicable to the Company and each of its Subsidiaries and required in the operations of its business.  Except as set forth on Schedule 3.14, neither the Company, any Subsidiary of the Company nor any Equityholder has been charged with violating or has received any notice to the effect that it has violated or is not in compliance with any such Regulations or Governmental Orders.  None of the Company, any Equityholder or any Subsidiary of the Company is aware of any existing circumstances that are likely to result in violations of any of the foregoing.

Section 3.15          Permits.

(a)           Schedule 3.15(a) sets forth a complete list of all Permits used in the operation of the Company’s business and its Subsidiaries’ businesses or otherwise held by the Company or any of its Subsidiaries in connection with their businesses, all of which are in full force and effect as of the date hereof.  Except as set forth on Schedule 3.15(a), the Company and each Subsidiary of the Company have all material Permits required in the operation of its business and to own, lease and operate its properties and assets, and such Permits are in full force and effect and are owned by the Company and each Subsidiary of the Company free and clear of all Encumbrances.  Neither the Company nor any Subsidiary of the Company is in material Default, or has received any notice of any claim of Default, with respect to any such Permit.

(b)           Except as set forth on Schedule 3.15(b), such Permits will not be adversely affected by the completion of the transactions contemplated by this Agreement and the Ancillary Documents.  No suspension or cancellation of any such Permits is pending or, to the Knowledge of the Company, threatened.

Section 3.16          Litigation.  Except as set forth on Schedule 3.16, there is no (and, since three years prior to the date hereof, there has not been any) audit, action, suit, claim, arbitration, investigation (including any recoupment or offset notices) or other proceeding, including any matrimonial or similar proceeding, of any kind by any Person (“Proceeding”) pending (or, to the Knowledge of the Company, threatened) against the Company or any of its Subsidiaries, or relating to its activities, properties or assets or, to the Knowledge of the Company, against any officer, director or employee of the Company or any Subsidiary of the Company or any Equityholder in connection with such officer’s, director’s or employee’s Equityholders relationship with, or actions taken on behalf of, the Company or any Subsidiary of the Company.  To the Knowledge of the Company, there is no factual or legal basis for any Proceeding that would be reasonably likely to result, individually or in the aggregate, in a material Liability for the Company or any of its Subsidiaries, individually or taken as a whole.  Neither the Company nor any Equityholder or Subsidiary of the Company is a party to or subject to the provisions of any Governmental Order, writ, injunction, judgment or decree of any Governmental Authority and there is no Proceeding by the Company or any Subsidiary of the Company currently pending or which the Company or any Subsidiary of the Company intends to initiate.

Section 3.17          Labor Matters.

(a)           Neither the Company nor any Subsidiary of the Company is bound by or subject to (and none of its assets or properties is bound by or subject to) any written or oral, express or implied, contract, commitment or arrangement with any labor union or other employee representative body and, to the Knowledge of the Company, no labor union or other employee representative body has requested or has sought to represent any of the employees, Representatives or agents of the Company or of any Subsidiary of the Company.

(b)           There is no strike or other labor dispute involving the Company or a Subsidiary of the Company, or, to the Knowledge of the Company, threatened or pending.  Except as set forth on Schedule 3.17(b), neither the Company nor any Subsidiary of the Company has received any demand letters, civil rights charges, suits, drafts of suits, administrative or other claims from any of its employees that are currently pending as of the date hereof.

(c)           All individuals who are performing consulting or other services for the Company or any Subsidiary of the Company are correctly classified by the Company or such Subsidiary of Company, as the case may be, as either “independent contractors” or “employees” as the case may be and, to the Knowledge of the Company, at the Closing Date, will qualify for such classification with immaterial exceptions.

(d)           Except as set forth on Schedule 3.17(d), the Company and each of the Subsidiaries of the Company are in compliance in all material respects with all applicable Regulations regarding employment, termination of employment, employment practices, terms and conditions of employment, wages and hours, holiday, pension, immigration visas and permits, overtime, collective bargaining, employment discrimination, civil rights, safety and health, workers’ compensation, pay equity, classification of employees, and the collection and payment of withholding and/or Taxes and social security Taxes.

(e)           Schedule 3.17(e) contains a list of all employees of the Company and of all employees of each Subsidiary of the Company, categorized by employer, and accurately reflects their salaries, any other compensation payable to them (including any bonus amounts, compensation payable pursuant to any other bonus, deferred compensation or commission arrangements), their job classification (exempt or non-exempt), their location of employment and supervisor, any agreement relating to any such employee’s employment (if other than employment at will), dates of employment, their positions, whether any such employee is on leave of any kind (and the kind of such leave) and each employee’s sick and vacation leave (or other paid time off) that is accrued but unused.

(f)            Schedule 3.17(f) contains a list of all leased or seconded employees and all independent contractors used by the Company and a list of all leased or seconded employees and all independent contractors used by any Subsidiary of the Company and any agreement relating to such relationship.  To the Knowledge of the Company, each leased or seconded employee and independent contractor listed on Schedule 3.17(f) has the requisite Permits required to provide the services such independent contractor provides to the Company and each Subsidiary of the Company.

(g)           Except as set forth in Schedule 3.17(g), no compensation, payment or other benefit of any kind (including a promotion or an extension of any notice period) has been granted or promised to any officer or employee of the Company or any Subsidiary of the Company in connection with the transaction contemplated herein.

Section 3.18          Intellectual Property.

(a)           All Company Intellectual Property is either Owned Intellectual Property or Licensed Intellectual Property.  The Company Intellectual Property is sufficient for the Purchaser to carry on the Company Business and its Subsidiaries from and after the Closing Date as presently carried on by the Equityholders, consistent with the past practice of the Equityholders with respect to the Company Business.  Schedule 3.18(a) sets forth a complete and accurate list of all Owned Intellectual Property owned by the Company or any Subsidiary that is registered, issued or subject to a pending application for registration or issuance.  All of the applications, registrations and issuances set forth on Schedule 3.18(a) are valid, in full force and effect and have not expired or been canceled, abandoned or otherwise terminated.  The Company and its Subsidiaries own all right, title and interest in and to the Owned Intellectual Property, free and clear of all Encumbrances.  The Company and its Subsidiaries have taken all necessary actions to maintain and protect each item of Owned Intellectual Property.

(b)           No Owned Intellectual Property, in whole or part, is subject to any Proceeding or outstanding decree, order, judgment, or stipulation, restricting the use, transfer, or licensing thereof by the Company or any of its Subsidiaries.  The operation of the Company Business does not and will not infringe or misappropriate any Intellectual Property rights of any other Person, or constitute unfair competition or trade practices under the Regulations of any jurisdiction, and there is no Proceeding pending, or, to the Knowledge of the Company, threatened alleging any of the foregoing.  Neither the Company nor any Subsidiary of the Company has received notice from any third party alleging any such infringement, misappropriation, unfair competition or trade practices.  To the Knowledge of the Company, no Person has infringed or misappropriated, or is infringing or misappropriating, any Owned Intellectual Property.

(c)           To the Knowledge of the Company, all software material to the Company Business (i) performs in material conformance with its documentation, (ii) is free from any material software defect, and (iii) does not contain any virus, software routine or hardware component designed to permit unauthorized access or to disable or otherwise harm any computer, systems or software, or any software routine designed to disable a computer program automatically with the passage of time or under the positive control of a Person other than authorized licensee or owner of the software.

(d)           To the Knowledge of the Company, the Company and each Subsidiary of the Company has complied in all material respects with all applicable Regulations relating to the collection, use, storage and disclosure of any personally identifiable information collected by the Company or any of its Subsidiaries, and by third parties acting on the Company’s or its Subsidiaries’ behalf or having authorized access to the Company’s and each of its Subsidiaries’ records.  No claims have been asserted or, to the Knowledge of the Company, are threatened against the Company or any Subsidiary of the Company by any Person alleging a violation of any Person’s privacy, personal or confidentiality rights.  The Company and each of its Subsidiaries has at all times taken all steps reasonably necessary (including implementing and monitoring compliance with reasonable measures with respect to technical and physical security) to protect all personal or user information collected by the Company or any of its Subsidiaries against loss, unauthorized access, use, modification, disclosure or other misuse.  To the Knowledge of the Company, there has been no unauthorized access to or disclosure of, or other misuse of, such information.

Section 3.19          Transactions with Certain Persons.  Except as set forth on Schedule 3.19: (a) the Company and each Subsidiary of the Company does not have any Liability for borrowed money owing to any stockholder, member, equity holder, director, consultant, employee or Affiliate of the Company; (b) no stockholder, member, equity holder, director, consultant, employee or Affiliate of the Company or any Subsidiary of the Company has, or on the Closing Date will have, any Liability for borrowed money owing to the Company or any Subsidiary of the Company, except for expense advances incurred in the Ordinary Course of Business; and (c) no stockholder, member, equity holder, director, consultant, employee, or Affiliate of the Company or any Subsidiary of the Company or, to the Company’s Knowledge, any individual related by blood, marriage, or adoption to any such Person, is a party to any material contract, agreement, arrangement or transaction with the Company or any Subsidiary of the Company that will survive the Closing or has any material interest in any property or asset used by the Company or any Subsidiary of the Company.

Section 3.20          Insurance.  Schedule 3.20 sets forth a complete and correct list of all insurance policies of the Company and each Subsidiary of the Company of any kind currently in force and also sets forth for each insurance policy the type of coverage, the name of the insureds, the insurer, the premium, the expiration date, the deductibles and loss retention amounts and the amounts of coverage.  True, correct and complete copies of such insurance policies have been Made Available to the Purchaser.  All such insurance policies are in full force and effect, are not void or voidable and insure the Company and each Subsidiary of the Company in reasonably sufficient amounts against normal risks usually insured against by Persons operating similar businesses or properties of similar size in the localities where such businesses or properties are located.  Neither the Company nor any of its Subsidiaries is in Default under any provision of any such insurance policy and the Company has not received notice of cancellation of any such insurance.  To the Knowledge of the Company, no action has been taken or omitted to be taken by the Company or any Subsidiary of the Company which is likely to result in an increase in premium under any such insurance policy, and all premiums due under such insurance policy have been paid.  To the Knowledge of the Company, no event has occurred, including the failure by the Company or any Subsidiary of the Company to give any notice or information or by giving any inaccurate or erroneous notice or information, which materially limits or impairs the rights of the Company or any Subsidiary of the Company under any excess liability or protection and indemnity insurance policies. Except as set forth on Schedule 3.20, no claim is outstanding under any of such insurance policy and no circumstance gives rise or is likely to give rise to a claim under any such insurance policy.

Section 3.21          Anti-Bribery; International Matters.  To the Knowledge of the Company, none of the managers, directors, officers, agents or employees of the Company or any of their Affiliates has, in each case in connection with the Company’s business, (a) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses, including expenses related to political activity, (b) made any unlawful payment to foreign or domestic Government Officials or employees or to foreign or domestic political parties or campaigns, made any bribes or kickback payments or violated any provision of the Foreign Corrupt Practices Act of 1977, as amended, or any similar Regulations or (c) made any other unlawful payment.

Section 3.22          No Brokers.  None of the Company or any of its Subsidiaries, Affiliates, officers, directors or employees (or any officers, directors or employees of the Company’s Subsidiaries or Affiliates), has entered into nor will enter into any contract, agreement, arrangement or understanding with any broker, finder or similar agent or any Person which will result in an obligation of the Purchaser, the Company, any Subsidiary of the Company or any of their respective Affiliates to pay any finder’s fee, brokerage fees or commission or similar payment in connection with the transactions contemplated hereby.

Section 3.23          Books and Records.  The Company and each Subsidiary of the Company has made and kept (and given the Purchaser access to) its true, correct and complete books and records and accounts, which, in reasonable detail, accurately and fairly reflect the activities of the Company and each Subsidiary of the Company.  The minute books of the Company and each Subsidiary of the Company previously Made Available to Purchaser or its Affiliates accurately and adequately reflect in all material respects all action previously taken by the Equityholders, the managing member, the officers, the Board of Directors and committees of the Board of Directors, as applicable, of the Company and each Subsidiary of the Company.  The copies of the books and records of the Company and each Subsidiary of the Company previously Made Available to Purchaser or its Affiliates are true, correct and complete, and accurately reflect all transactions effected in the Units of the Company through and including the date hereof.

Section 3.24          Bank Accounts.  Schedule 3.24 contains a true, correct and complete list of (a) all bank accounts maintained by the Company and each Subsidiary of the Company, including each account number and the name and address of each bank and the name of each Person who has signature power or power of attorney to act on behalf of the Company and each Subsidiary of the Company with respect to each such account and (b) powers of attorney granted or entered into by the Company and each Subsidiary of the Company that are in effect.

Section 3.25          Material Suppliers.  Schedule 3.25 contains a list setting forth the top 20 suppliers of and service providers to the Company and each Subsidiary of the Company, by dollar amount paid, over the 24 months ended on the date of the Most Recent Balance Sheet (and the amount paid to each such supplier or service provider during such 24-month period) (the “Material Suppliers”).  Except as set forth in Schedule 3.25, the Company and each Subsidiary of the Company has not received any communication indicating that, and, to the Knowledge of the Company, there are no circumstances indicating that, any such Material Supplier is terminating or materially reducing or making any materially adverse change in, or desires or intends to terminate or materially reduce or make any materially adverse change in, any aspect of its or any of its Affiliates’ business relationship with the Company or any Subsidiary of the Company.

Section 3.26          Accounts Receivable; Accounts Payable.

(a)           The accounts receivable reflected in the Most Recent Balance Sheet are (i) valid receivables arising from bona fide transactions in the Ordinary Course of Business, (ii) carried at values determined in accordance with GAAP and (iii) collectible except to the extent of reserves therefor set forth in the Most Recent Balance Sheet or, for receivables arising subsequent to the date of the Most Recent Balance Sheet, as reflected in the books and records of the Company.  Except as set forth in Schedule 3.26(a), (x) all accounts receivable are owed to the Company free and clear of any Encumbrances (other than Permitted Encumbrances), (y) none of such accounts receivable is subject to any contractual offset rights or claims of offsets, and (z) none of the obligors of such accounts receivable has given written notice that it has refused to pay the full amount or any portion thereof, except, in the case of clauses (y) and (z), in the Ordinary Course of Business and which are taken into account with respect to the reserves set forth in Most Recent Balance Sheet.  Schedule 3.26(a) contains a complete and accurate list of all accounts receivable as of the Most Recent Balance Sheet, and sets forth the aging of such accounts receivable.

(b)          Schedule 3.26(b) sets forth an itemized list of accounts payable of the Company and each Subsidiary of the Company (collectively, the “Accounts Payable”) as of the Most Recent Balance Sheet, and such list sets forth the aging of such Accounts Payable.  The Accounts Payable are (i) valid payables arising from bona fide transactions in the Ordinary Course of Business and (ii) carried at values determined in accordance with GAAP.  There is no contest, claim, or right of set-off under any contract with any Person owed Accounts Payable relating to the amount or validity of such Accounts Payable.

Section 3.27          Environmental Law.

(a)           The Company and each of its Subsidiaries has obtained each material Permit that it is or was required to obtain under any Environmental Law.  The Company and each of its Subsidiaries is and always has been in material compliance with all Environmental Laws and the terms and conditions of all Permits issued with respect to the Company or its

Subsidiaries pursuant to any Environmental Law.

(b)           Neither the Company nor any of its Subsidiaries, or to the Knowledge of the Company, any other Person for whose conduct any of them is or could be held responsible has received any order, notice, or other communication (written or oral) relating to any actual, alleged, or potential violation of or failure to comply with any Environmental Law, or any actual or potential Liability under Environmental Law.

(c)           There are no pending or, to the Knowledge of the Company, threatened claims resulting from any Liability arising under or pursuant to any Environmental Law, with respect to or affecting any of the Real Property or any other asset owned or used by the Company or its Subsidiaries or in which it has or had an interest.

(d)           Neither the Company nor any of its Subsidiaries, or to the Knowledge of the Company, any other Person for whose conduct any of them is or could be held responsible, has any Liability under Environmental Law, and no event has occurred or circumstance exists that (with or without notice or lapse of time) could result in the Company or its Subsidiaries, or to the Knowledge of the Company, any other Person for whose conduct any of them is or could be held responsible (i) having any Liability under Environmental Law or (ii) violating any Environmental Law.

(e)           There has been no Release of Hazardous Material by the Company or any of its Subsidiaries on or under the Real Property or, to the Knowledge of the Company, any geographically, geologically, hydraulically or hydro-geologically adjoining property (“Adjoining Property”).

(f)            Except as set forth on Schedule 3.27(f), none of the leased or owned real property and, to the Knowledge of the Company, no Adjoining Property, contains any (i) above-ground or underground storage tanks or (ii) landfills, surface impoundments, or disposal areas.

(g)           The Company and its Subsidiaries have Made Available to Purchaser copies of all reports, studies, analyses, or tests initiated by or on behalf of or in the possession of the Company and its Subsidiaries pertaining to the environmental condition of, Hazardous Materials, in, on, or under the Real Property or any Adjoining Property, the generation, handling management, Release, storage, transfer, transportation, treatment or use of the Hazardous Material in the operation of the Company’s business and its Subsidiaries’ businesses, or concerning compliance with Environmental Laws.

Section 3.28          Health Care Laws.

(a)           The Company is (and, as applicable, any Subsidiary of the Company is), and, for the past six years, has been continuously, (i) eligible to receive payment without restriction under Title XVIII of the Social Security Act (“Medicare”); (ii) a supplier with valid and current participation agreements with one or more provider numbers with all Government Reimbursement Programs; and (iii) in compliance with the conditions of participation for Medicare, all applicable state Medicaid programs for any states in which the Company (or any Subsidiary of the Company) operates or to whom the Company (or any Subsidiary of the Company) submits bills for payment (“Medicaid”), the TRICARE program, and all other similar federal, state or local reimbursement or governmental programs for which the Company (or any Subsidiary of the Company) is eligible (collectively, “Government Reimbursement Programs”) in all material respects.  With respect to all third party payors, including all Government Reimbursement Programs and all private and commercial insurance companies or payors, during the past six years, (y) the Company’s (and any of its Subsidiaries’) billing practices have been in compliance with all applicable Regulations, rules, guidance, policies and procedures, including such rules, policies and procedures of any third-party payor, and (z) the Company (and any of its Subsidiaries) has not billed or received any payment or reimbursement in excess of amounts allowed by such Regulations, rules, guidance, policies and procedures.  Except as described on Schedule 3.28(a), there are no, nor have there ever been any, Proceedings under the Government Reimbursement Programs or any third party payor involving the Company (or any of its Subsidiaries).

(b)           Neither the Company, any Subsidiary of the Company, nor (to the Knowledge of the Company) any member, Equityholder, manager, director, officer or employee of the Company, or any Subsidiary of the Company, nor (to the Knowledge of the Company) any Representative acting on behalf of or for the benefit of any of the foregoing, has directly or indirectly in connection with the Company or any Subsidiary or Affiliate of the Company or their businesses:  (i) offered, paid, solicited or received any remuneration, directly or indirectly, overtly or covertly, in cash or in kind, to, or made any financial arrangements with, any past, present or potential customers, past, present or potential suppliers, patients, medical staff members, contractors or third party payors of the Company, or any of its Subsidiaries or Affiliates, or any other Person, in return for referring an individual to a Person for the furnishing or arranging for the furnishing of any item or service for which payment may be made in whole or in part by a Government Reimbursement Program, or in return for purchasing, leasing or ordering or arranging for or recommending, or to induce, the purchasing, leasing or ordering of any good, facility, service or item for which payment may be made in whole or in part by any Government Reimbursement Program, or to generate any other business for a Person; (ii) given or agreed to give, or is aware that there has been made or that there is any agreement to make, any gift or gratuitous payment of any kind, nature or description (whether in money, property or services) to any customer or potential customer, supplier or potential supplier, contractor, third party payor or any other Person or entity, including any Person in a position to refer patients or business to the Company or any Subsidiary or Affiliate of the Company; (iii) established or maintained any unrecorded fund or asset for any purpose or made any misleading, false or artificial entries on any of its books or records for any reason; or (iv) made, or agreed to make, or is aware that there has been made or that there is any agreement to make, any payment to any Person or entity with the intention or understanding that any part of such payment would be used for any purpose other than that described on the documents supporting such payment.

(c)           Neither the Company, any Subsidiary of the Company nor the Equityholders, nor any member, manager or Representative of the Company or any Subsidiary or Affiliate of the Company, is a party to any contract or arrangement (including any joint venture or consulting agreement) related to the Company or any Subsidiary or Affiliate of the Company or their businesses with any physician, healthcare facility, hospital, nursing facility, home health agency or other Person who is in a position to make or influence referrals to or otherwise generate business for the Company or any Subsidiary or Affiliate of the Company, to provide services, items, lease space, lease equipment or engage in any other venture or activity, to the extent that any of the foregoing is prohibited by Regulations or fails to meet an applicable exception under the federal physician self-referral prohibition, 42 U.S.C. § 1395nn, together with its implementing regulations at 42 C.F.R. § 411.351 et seq. (commonly known as the “Stark Law”) or “safe harbor” under the federal Anti-Kickback Statute, 42 U.S.C. § 1320a-7b(b), together with its implementing regulations at 42 C.F.R. § 1001.952 (the “Anti-Kickback Statute”).

(d)           The Company (and, as applicable, any Subsidiary of the Company is) and the Equityholders are, and have been continuously during the past six years, in compliance with all applicable health care Regulations, including (i) the Medicare Fraud and Abuse Amendments of 1977, as amended by the Medicare Patient and Program Protection Act of 1987; (ii) the Stark Law; (iii) the Anti-Kickback Statute; (iv) the federal Medicare statute, 42 U.S.C. § 1395 et seq., Medicaid statute, 42 U.S.C. § 1396 et seq., and TRICARE statute, 10 U.S.C. § 1071 et seq., (v) all other federal fraud and abuse laws, including the False Statement Accountability Act, 18 U.S.C. § 1001, the Program Fraud Civil Penalties Act, 31 U.S.C. § 3810 et seq., the fraud and abuse provisions of the Health Insurance Portability and Accountability Act of 1996, 18 U.S.C. § 1347, the civil monetary penalties law, 42 U.S.C. § 1320a-7a(b) and the Federal False Claims Act, 42 U.S.C. §§ 3729 et seq., (vi) Regulations regulating fee-splitting, rebates, and the practice of medicine; and (vii) with respect to each of the above, all state and local equivalents of such Regulations, as well as any interpretation, directive or guidance from the implementing Governmental Authority.  Furthermore, there are no current or, to the Knowledge of the Company, threatened Proceedings by any Governmental Authority relating to any such Regulations.

(e)           Neither the Company, any Subsidiary of the Company nor the Equityholders, nor any member, manager, contractor or Representative or any Subsidiary of the Company, is or has been excluded, debarred, or otherwise prohibited from participating in Medicare, Medicaid, or any other federal or state healthcare program, nor, to the Knowledge of the Company, is any exclusion threatened.  Neither the Company nor the Equityholders, nor any member, manager, or Representative of the Company, have been convicted of (i) a felony or (ii) any other crime or offense relating to health care.

(f)            The Company is (and, as applicable, any Subsidiary of the Company is) and has been continuously during the past six years in compliance with all Regulations relating to the confidentiality, privacy and security of protected health information (as defined at 45 C.F.R. § 160.103) and all other individually identifiable health information (collectively, “PHI”), including the Health Insurance Portability and Accountability Act of 1996 (Pub. L. No. 104-191), as amended by the Health Information Technology for Economic and Clinical Health Act (Pub. L. No. 111-5), and their implementing regulations set forth at 45 CFR Part 160, 162 and 164 (“HIPAA”) and state privacy laws (“Healthcare Information Laws”).  When acting as a Covered Entity (as defined at 45 C.F.R. § 160.103), the Company and any Subsidiary of the Company has in effect with each entity acting as a Business Associate (as defined at 45 C.F.R. § 160.103) an agreement that satisfies all the requirements of HIPAA, and the Company and any Subsidiary of the Company is in compliance with all such agreements in all material respects.  When acting as a Business Associate (as defined at 45 C.F.R. § 160.103) of a Covered Entity, the Company and any Subsidiary of the Company has in effect agreements with each such Covered Entity that satisfy all of the requirements of HIPAA, such agreements permit Company and any such Subsidiary of the Company to operate its business as it is presently conducted, and is not in breach of any such agreements.  The Company (and, as applicable, any Subsidiary of the Company) has taken all steps necessary to be in compliance with all Healthcare Information Laws, including developing written policies to protect the security and privacy of PHI, and has implemented and is and has been in compliance with such policies.  Except as specified on Schedule 3.28(f), the Company and any Subsidiary of the Company has not (a) received any complaint from any Person or Governmental Authority regarding Company’s, any of its Subsidiaries’ or any of Company’s (or its Subsidiaries’) Representatives, employees’ or contractors’ use or disclosure of, or security practices or security incidents regarding, PHI; (b) experienced or been involved in any non-permitted uses or disclosures of PHI, security incidents, or  breaches of unsecured protected health information (each as defined by HIPAA) nor had reason to investigate any possible breach of incident; (c) been subject to or received notice of any pending, Proceeding or review by any Governmental Authority; and (d) has not notified, either voluntarily or as required by Regulations, any affected individual, any Governmental Authority or any media outlet of any breach of PHI.

(g)           The Sale Consideration to be paid by the Purchaser to the Equityholders for the purchase of the Company under this Agreement has been determined by the Parties through good-faith and arms-length bargaining to be the fair market value of the Company.  No amount paid by the Purchaser to the Equityholders hereunder is intended to be, nor shall it be construed to be, an inducement or payment for referral of patients by the Equityholders to, or purchase of products or services from, the Purchaser or any Affiliate thereof.

(h)           None of the Equityholders nor any immediate family member of any Equityholder (i) refers, has referred or, following the Closing, will be in a position to refer, directly or indirectly, any patients to the Company, the Purchaser or any of their Affiliates, (ii) is or, following the Closing, will be in a position to generate, directly or indirectly, any business for the Company, the Purchaser or any of their Affiliates or (iii) directs, has directed or, following the Closing, will be in a position to direct another Person, whether directly or through one or more intermediaries, to refer patients to the Company, the Purchaser or their Affiliates or otherwise generate any business for the Company.

Section 3.29          Compliance Program.  The Company maintains a compliance program with all elements required by the Office of Inspector General of the Department of Health and Human Services (“OIG”) published model compliance program for ambulance suppliers.  Except as set forth on Schedule 3.29, neither the Company, any of the Subsidiaries of the Company, nor the Equityholders (i) is a party to a Corporate Integrity Agreement with OIG, (ii) is a party to a Deferred Prosecution Agreement with the Department of Justice or (iii) has reporting obligations pursuant to any settlement agreement entered into with any Governmental Authority.  Except as specified on Schedule 3.29, neither the Company, any of the Subsidiaries of the Company, nor the Equityholders, within the last six years (i) has made a self-disclosure pursuant to the OIG Providers Self Disclosure Protocol or the Center for Medicare & Medicaid Services Stark Self-Disclosure Protocol, (ii) has been the subject of any government payor program investigation conducted by any Governmental Authority, (iii) has been a defendant in any qui tam/False Claims Act litigation, (iv) has been served with or received any search warrant, subpoena, civil investigative demand, contact letter, or personal or telephone contact by or from any Governmental Authority or (v) has received any oral or written complaints from employees, independent contractors, vendors, physicians, customers or any other Person that would indicate that the Company has materially violated, or is currently in material violation of, any Regulations.

Section 3.30          Aviation.

(a)           Schedule 3.30(a) sets forth, for each aircraft, engine and propeller owned or leased by the Company or any Subsidiary of the Company, the type of aircraft, manufacturer’s serial number and, where applicable, FAA registration number (collectively, the “Aircraft Assets”). The Aircraft Assets disclosed on Schedule 3.30(a) represent all Aircraft Assets owned or used by the Company or any Subsidiary of the Company in their business operations.  All Aircraft Assets owned by the Company or any Subsidiary of the Company are reflected on the books and records maintained by the FAA as owned by the Company or such Subsidiary of the Company, as applicable, on the date hereof and are duly registered in the legal name of the Company or any such Subsidiary, as applicable, as the registered owner thereof, and as applicable, the Company or any such Subsidiary has good and valid title to all such Aircraft Assets, and where title to such Aircraft Assets was received after March 1, 2006, a sale has been registered on the International Registry in favor of the Company or any such Subsidiary.  Except as provided in Schedule 3.30(a), there are no Encumbrances reflected in the records maintained by the FAA or any other Governmental Authority on any Aircraft Assets owned or subject to a capital lease obligation by the Company or any Subsidiary, other than Encumbrances reflected on Schedule 3.30(a).

(b)           All logs, historical records, supplemental type certificates, FAA forms and approvals, technical data, manuals, maintenance records, airframe and aircraft component warranties (if any), engine warranties (if any), avionics warranties (if any) and other records pertaining to all Aircraft Assets owned or operated by the Company or any Subsidiary of the Company have been Made Available to Purchaser and are complete and correct in all material respects, are in the possession of the Company or any Subsidiary of the Company, and have been maintained in all material respects in accordance with commercially reasonable standards for the applicable industry and in accordance with applicable Regulations (including any and all FARs).  Except as provided on Schedule 3.30(b), all Aircraft Assets owned or used by the Company or any Subsidiary of the Company (i) are in good operating condition and repair (except for ordinary wear and tear), (ii) have a current and valid United States Certificate of Airworthiness in the Standard Category without exceptions or deviations (which are current and stored with the books and records of the Company), (iii) have been properly maintained and inspected in accordance with the FAA and manufacturer’s requirements to include any commercially reasonable standards for the applicable industry and in accordance with applicable Regulations and manufacturer’s type certifications (including any and all applicable FARs) and (iv) are current on all manufacturer’s recommended maintenance programs and inspection schedules (including all calendar and hourly inspections) with no extensions or deferrals, and in compliance with all applicable FAR airworthiness directives and mandatory service bulletins (or manufacturers’ equivalent) that have been issued with respect to the Aircraft Assets and their systems, components, accessories or equipment.  Except as set forth on Schedule 3.30(b), since January 1, 2012, no Aircraft Assets owned or used the Company or any Subsidiary has failed any regulatory maintenance or inspection audit conducted by any Governmental Authority or on behalf of any Governmental Authority, and neither the Company nor any Subsidiary of the Company has received any notice of any regulatory, maintenance or inspection audit, which audit has not been completed (with written confirmation that the aircraft has passed such audit prior to the date hereof).

(c)           Except as set forth on Schedule 3.30(c), since January 1, 2012, all Aircraft Assets operations by or on behalf of the Company or any Subsidiary of the Company have been conducted in all material respects in accordance with the FARs and any applicable aviation insurance requirements, including the following:

(i)             All pilots who have conducted operations for or on behalf of the Company or any Subsidiary of the Company have appropriate licenses, ratings, drug testing, medical certificates and flight currency for the operations conducted as of the date hereof and as of the Closing Date;

(ii)            all mechanics who have conducted maintenance operations for or testing for the maintenance operation conducted as of the date hereof and as of the Closing Date;

(iii)           no pilot, mechanics and other personnel eligible to conduct operations on behalf of the Company or any Subsidiary of the Company, during their employment with the Company or any such Subsidiary of the Company, (A) has had any incidents or accidents reported or reportable to the FAA or the NTSB, (B) has been suspended by the Company or any Subsidiary of the Company for any violation of any of the rules and regulations of the Company or any such Subsidiary of the Company, or otherwise been restricted for disciplinary purposes by the Company or any such Subsidiary of the Company from piloting, working on or otherwise operating any aircraft which such person would otherwise have been qualified or eligible to pilot, work on or operate or (C) has been or is subject to actual or, to the Knowledge of the Company, threatened enforcement action by the FAA or the NTSB; and

(iv)          there is a valid FAR Part 135 certificate in good standing for all operations conducted by or on behalf of the Company or any Subsidiary of the Company.

(d)          Schedule 3.30(d) contains a list of all leased aircraft parts.

Section 3.31          Disclosure.  No representation or warranty of the Company or the Equityholders in this Agreement or the Ancillary Documents omits to state a material fact necessary to make the statements herein or therein, in light of the circumstances in which they were made, not misleading.  To the Knowledge of the Company, there is no fact that has specific application to the Company or any Subsidiary of the Company (other than general economic or industry conditions) and that materially adversely affects or materially threatens, the assets, business, prospects, financial condition, or results of operations of the Company or any Subsidiary of the Company that has not been set forth in this Agreement or any Ancillary Document.

Section 3.32          No Additional Representations.  EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS ARTICLE III (INCLUDING THE RELATED PORTIONS OF THE DISCLOSURE SCHEDULES) AND ANY REPRESENTATIONS AND WARRANTIES OF THE COMPANY OR THE EQUITYHOLDERS IN ANY ANCILLARY DOCUMENT, NONE OF COMPANY, ITS SUBSIDIARIES, THE EQUITYHOLDERS OR ANY OTHER PERSON HAS MADE OR MAKES ANY OTHER EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY, EITHER WRITTEN OR ORAL, ON BEHALF OF THE COMPANY, ITS SUBSIDIARIES OR THE EQUITYHOLDERS.  THE EQUITYHOLDERS HEREBY ACKNOWLEDGE THAT THE PURCHASER HAS ENTERED INTO THIS TRANSACTION IN EXPRESS RELIANCE UPON THE REPRESENTATIONS AND WARRANTIES OF THE EQUITYHOLDERS MADE IN THIS AGREEMENT AND THE ANCILLARY DOCUMENTS.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE EQUITYHOLDERS

As a material inducement to the Purchaser to enter into this Agreement, each Equityholder, jointly and severally, hereby makes the following representations and warranties to the Purchaser:

Section 4.1             Ownership of Units.  Each Equityholder is the beneficial and registered owner of the Units set forth opposite such Equityholder’s name on Schedule 3.6(a), and such Equityholder has good and valid title to such Units, free and clear of any Encumbrances (other than the rights of the Purchaser created hereunder).  Except as set forth on Schedule 3.6(b), such Equityholder is not party to any agreements pursuant to which registration rights in the shares of the Company or any Subsidiary of the Company have been granted, equityholder agreements (or similar arrangements), whether written or verbal, among any current or former equityholders of the Company or any Subsidiary of the Company, contractual preemptive rights or rights of first refusal with respect to the Units or any equity securities of any Subsidiary of the Company.  Each Equityholder represents and warrants that he has the right to sell and transfer to the Purchaser the full legal and beneficial interest in the Units on the terms set out in this Agreement.

Section 4.2             Authority and Execution.  Each Equityholder that is not an individual, or not a Trust, is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization.  Each Equityholder that is not an individual has all legal right and requisite power and authority to own, lease, and operate its properties and to carry on its business as now being conducted.  Each Equityholder that is not an individual, or not a Trust, is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the property owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except for such failures that, individually or in the aggregate, would not be reasonably likely to impair the ability of such Equityholder to consummate the transactions contemplated by this Agreement.  Each Equityholder has good and sufficient legal right, power and authority to enter into and deliver this Agreement and the Ancillary Documents and to complete the transactions to be completed by such Equityholder contemplated hereunder and thereunder.  No Equityholder requires the consent, approval or authority of any other Person to enter into or perform its obligations under this Agreement and the Ancillary Documents and to complete the transactions to be completed by such Equityholder contemplated hereunder and thereunder. This Agreement has been duly executed and delivered by such Equityholder and constitutes the legal, valid, and binding obligation of such Equityholder, enforceable against such Equityholder in accordance with its terms, except as the enforceability thereof may be limited by bankruptcy, insolvency, moratorium, or similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity.

Section 4.3             Compliance with Other Instruments.  The execution, delivery and performance of and compliance with this Agreement and the Ancillary Documents and the consummation of the transactions contemplated hereby will not (a) to the extent such Equityholder is not an individual, result in a violation of, or be in conflict with or constitute, with or without the passage of time or the giving of notice or both, either a violation of, or conflict with the organizational trust documents of such Equityholder or a violation of, or conflict with any Regulations or Governmental Orders applicable to any Equityholder, regardless of whether the Equityholder is an entity or an individual, or (b) violate, conflict with, result in any breach of, constitute a Default under, or give to others any rights of termination or acceleration of any material contract to which such Equityholder is a party, or result in the creation of any Encumbrance (other than a Permitted Encumbrance) upon any of the properties or assets of such Equityholder.

Section 4.4             Equityholder Litigation.  There is no Proceeding pending against such Equityholder relating to activities, properties or assets of the Company.  There is no factual or legal basis for any Proceeding that would be reasonably likely to result, individually or in the aggregate, in a material Liability for such Equityholder, the Company or any of its Subsidiaries.  Such Equityholder is not a party to or subject to the provisions of any Governmental Order, writ, injunction, judgment or decree of any Governmental Authority and there is no Proceeding by such Equityholder currently pending or which such Equityholder intends to initiate relating to activities, properties or assets of the Company.

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

As a material inducement to the Company and the Equityholders to enter into this Agreement, the Purchaser, hereby makes the following representations and warranties to the Company.

Section 5.1             Organization.  The Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware with full power and authority to conduct its business as it is presently being conducted, and to own, lease or operate, as applicable, its assets and properties, and to perform all its obligations under its contracts.  The Purchaser is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where the character of its properties owned, leased or operated or the nature of its activities make such qualification necessary, except where the failure to be so qualified or in good standing would not have a Material Adverse Effect on the Purchaser.  The Purchaser is not in violation of its articles of incorporation or bylaws.

Section 5.2             Authorization.  The Purchaser has all requisite power and authority, and has taken all action necessary, to execute and deliver this Agreement and the Ancillary Documents to consummate the transactions contemplated hereby and to perform its obligations hereunder and thereunder.  The execution and delivery of this Agreement and the Ancillary Documents and the consummation by the Purchaser of the transactions contemplated hereby and thereby have been duly approved by the Purchaser.  This Agreement has been duly executed and delivered by the Purchaser and is a legal, valid and binding obligation of the Purchaser, enforceable against the Purchaser in accordance with its terms except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws affecting creditors’ rights generally and except insofar as the availability of equitable remedies may be limited by applicable Regulations.

Section 5.3             Compliance with Other Instruments.  The execution, delivery and performance of and compliance with this Agreement and the Ancillary Documents and the consummation of the transactions contemplated hereby and thereby will not result in a violation of, or be in conflict with or constitute, with or without the passage of time or the giving of notice or both, either a violation of, or conflict with the articles of incorporation or bylaws of the Purchaser, or, assuming that the consents and approvals referred to in Section 5.4 are duly obtained, a violation of, or conflict with any Regulations or Governmental Orders applicable to the Purchaser, except for any such violation, Default or conflict which would not have a Material Adverse Effect on the Purchaser.

Section 5.4             Consents and Approvals.  Except as required by the HSR Act and the Securities Exchange Act of 1934, as amended, and any pre-Closing authorizations of the Purchaser’s lenders, no consent, approval or authorization of, declaration to, or filing or registration with, any Governmental Authority, or any other Person, is required to be made or obtained by the Purchaser in connection with the execution, delivery and performance by the Purchaser of this Agreement and the Ancillary Documents and the consummation of the transactions contemplated hereby and thereby.

Section 5.5             No Brokers.  Neither the Purchaser nor any of its respective partners, Representatives or Affiliates has entered into nor will enter into any contract, agreement, arrangement or understanding with any broker, finder or similar agent or any Person which will result in the obligation of the Company or the Equityholders to pay any finder’s fee, brokerage fees or commission or similar payment in connection with the transactions contemplated hereby.

ARTICLE VI
ADDITIONAL AGREEMENTS

Section 6.1             Conduct of Business by the Company.

(a)           Ordinary Course.  Subject to Sections 6.1(b) and 6.1(c), during the period from the date hereof and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Effective Time, except to the extent that the Purchaser shall otherwise consent in writing, the Company shall, and shall cause its Subsidiaries to (i) carry on its business in the Ordinary Course and in material compliance with all applicable Regulations and (ii) use commercially reasonable efforts to preserve intact its present business organization, including the services of its officers and employees and the goodwill of its customers, lenders, distributors, suppliers, regulators and other Persons with whom it has business relationships.

(b)           Pre-Closing Dissolution.

(i)             Immediately after the date hereof, (A) the Company shall transfer all of the Company’s equity securities in any Subsidiary to one or more of the Equityholders; (B) immediately following such transfer to one or more of the Equityholders, the Equityholders shall dissolve each such Subsidiary (the “Pre-Closing Dissolution”) and (C) the Equityholders shall promptly provide evidence of such Pre-Closing Dissolution to the Purchaser.

(ii)            Immediately after the date hereof, and prior to Closing the Company shall transfer the assets set forth on Schedule 6.1(b)(ii), and any and all Liabilities related to such assets (collectively, the “Transferred Assets”), to one or more of the Equityholders on terms reasonably acceptable to the Purchaser.

(c)           Required Consent.  Without limiting the generality of Section 6.1(a), without the prior written consent of the Purchaser, during the period from the date hereof and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Effective Time, except as otherwise contemplated by this Agreement, the Company shall not, and, until completion of the Pre-Closing Dissolution, shall cause each of Subsidiary of the Company not to, do any of the following (other than in connection with the Pre-Closing Dissolution):

(i)             (A) propose or adopt any amendments to the organizational documents of the Company or any Subsidiary of the Company; (B) form a Subsidiary; or (C) adopt a plan of complete or partial liquidation or dissolution;

(ii)            declare, set aside or pay any dividends on or make any other distributions (whether in cash, stock, equity securities or property) in respect of any equity or voting securities or split, combine or reclassify any equity or voting securities or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for any equity or voting securities;

(iii)          purchase, redeem or otherwise acquire, directly or indirectly, any equity or voting securities;

(iv)          issue, deliver, grant, sell, authorize, pledge or otherwise encumber any equity or voting securities, or any securities convertible into equity or voting securities, or subscriptions, rights, warrants or options to acquire any equity or voting securities or any securities convertible into equity or voting securities, or enter into other agreements or commitments of any character obligating it to issue any such securities or rights;

(v)           acquire or agree to acquire by merging or consolidating with, or by purchasing any equity or voting securities in or any assets of, or by any other manner, any business or any Person or division thereof, or otherwise acquire or agree to acquire any assets (including the purchase or placement of a deposit on any aircraft);

(vi)          sell, lease or otherwise dispose of securities or material assets (including any aircraft or Owned Intellectual Property), including by merger, consolidation, asset sale or other business combination;

(vii)        mortgage or pledge any of its assets (tangible or intangible) (including any aircraft), or create, assume or suffer to exist any Encumbrances thereupon, other than Permitted Encumbrances;

(viii)       make any loans, advances or capital contributions to, or investments in, any other Person;

(ix)           make any material change in its methods or principles of accounting since the date of the last audited Financial Statements, except insofar as may be required by a change in GAAP or applicable Regulations;

(x)            make or change any election, change an annual accounting period, adopt or change any accounting method, file any amended Tax Return, enter into any closing agreement, settle any Tax claim or assessment relating to the Company or any Subsidiary of the Company, surrender any right to claim a refund of Taxes, consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment relating to the Company or any Subsidiary of the Company, or take any other similar action relating to the filing of any Tax Return or the payment of any Tax, if such election, adoption, change, amendment, agreement, settlement, surrender, consent or other action would have the effect of increasing the Tax Liability of the Company or any Subsidiary of the Company for any period ending after the Closing Date or decreasing any Tax attribute of the Company or any Subsidiary of the Company existing on the Closing Date;

(xi)           except as set forth on Schedule 6.1(c)(xi), or as required by applicable Regulations or Benefit Plans, (A) increase in any manner the amount of compensation or fringe benefits of, pay any bonus to or grant severance or termination pay to any officer, director or employee of the Company or any Subsidiary of the Company, (B) make any increase in or commitment to increase, in any material respect, any benefits provided under any Benefit Plan (including any severance plan), adopt or amend or make any commitment to adopt or amend any Benefit Plan or make any contribution, other than regularly scheduled contributions, to any Benefit Plan or make any variation to any other terms and conditions of employment of any employee of the Company or any employee of any Subsidiary of the Company, (C) waive any equity repurchase rights, (D) hire, give notice of termination of employment or dismiss any employee, or (E) enter into any employment, severance, termination or indemnification agreement with any officer or manager of the Company or with any officer or director of any Subsidiary of the Company or enter into any collective bargaining agreement;

(xii)         grant any rights with respect to any Owned Intellectual Property;

(xiii)       enter into any written, oral or other agreement, contract, subcontract, settlement agreement, license, sublicense, or other legally binding commitment containing any non-competition or exclusivity restrictions on the Company or any Subsidiary of the Company;

(xiv)       incur or guarantee any Indebtedness or make any loans, in each case, other than (A) the incurrence of Indebtedness for borrowed money under existing credit facilities of the Company made in the Ordinary Course of Business, or (B) extensions of Indebtedness outstanding under existing credit facilities of the Company listed on Schedule 6.1(c)(xiv);

(xv)         make any capital expenditure or commitment therefor other than (i) pursuant to existing commitments or business plans not to exceed $50,000 or (ii) new capital projects that do not, in the aggregate, represent commitments in excess of $50,000;

(xvi)        modify, amend or terminate any Material Contract currently in effect, or waive, release or assign any material rights or claims thereunder;

(xvii)      waive, release, assign, settle or compromise any Proceeding;

(xviii)     enter into any written, oral or other agreement, contract, subcontract, settlement agreement, lease, instrument, note, warranty, purchase order, license, sublicense, or other legally binding commitment that, if entered into prior to the date hereof, would be a Material Contract required to be set forth on Schedule 3.9(a);

(xix)        close any existing Company Bases or launch any new hospital-based or community (independent)-based operations;

(xx)          enter into or amend any capital or operating lease with regards to any existing or new aircraft, other than any aircraft capital or operating lease which is due to terminate or otherwise expire prior to the Closing Date (each an “Expiring Aircraft Lease”), in which case the Purchaser and the Company shall work together in good faith to cause the Company to enter into a new aircraft capital or operating lease, or amend such existing aircraft lease, in each case, on terms mutually acceptable to the Parties; provided, that if the Parties are unable to reach agreement, the Company shall be permitted to enter into a new aircraft capital or operating lease, or amend such existing aircraft lease, with respect to any Expiring Aircraft Lease on market terms then available to the Company; or

(xxi)        agree in writing or otherwise to take any of the actions described in (i) through (xx) above.

Section 6.2             Confidentiality; Access to Information; No Modification of Representations, Warranties or Covenants.

(a)           Confidentiality.  The Parties acknowledge that the Equityholders and the Purchaser have previously executed a Confidentiality Agreement, dated January 19, 2015 (as amended, the “Confidentiality Agreement”), which Confidentiality Agreement shall continue in full force and effect in accordance with its terms and each of the Purchaser and the Equityholders shall hold, and shall cause its respective directors, officers, employees of the Company, agents, advisors and Representatives to hold, any information regarding the other confidential in accordance with the terms of the Confidentiality Agreement.

(b)           Access to Information.  The Company shall, upon reasonable prior written notice, afford the Purchaser and the Purchaser’s accountants, counsel and other Representatives reasonable access during normal business hours to its (and each of its Subsidiaries’ (until completion of the Pre-Closing Dissolution)) properties, books, records and personnel during the period prior to the Effective Time to obtain all information concerning its business; provided, however, that the Company may restrict the foregoing access to the extent that (i) any Regulations, applicable to the Company requires the Company to restrict or prohibit access to any such properties or information, or (ii) such access would be in breach of any confidentiality obligation, commitment or provision by which the Company (or any Subsidiary of the Company) is bound or affected, which confidentiality obligation, commitment or provision shall be disclosed to the Purchaser, provided that disclosure of such obligation, commitment or provision would not itself be the breach of an obligation or commitment to a third party.  In addition, any information obtained from the Company pursuant to the access contemplated by this Section 6.2(b) shall be subject to the Confidentiality Agreement.

Section 6.3             Public Disclosure.  Without limiting any other provision of this Agreement, the Equityholders shall not (without the prior written consent of the Purchaser) disclose the terms of this Agreement or the Ancillary Documents or the transactions contemplated hereby or thereby or make any press release or public statement with respect to this Agreement or the Ancillary Documents or the transactions contemplated hereby or thereby, including the Sale, and shall not issue any such press release or make any such public statement prior to such consent of the Purchaser.

Section 6.4             Commercially Reasonable Efforts.

(a)           Each Party shall, as promptly as possible, (i) make, or cause to be made, all filings and submissions required under any Regulations applicable to such Party or any of its Affiliates; and (ii) use commercially reasonable efforts to obtain, or cause to be obtained, all consents, authorizations, orders, qualifications and approvals from all Governmental Authorities that may be or become necessary for its execution and delivery of this Agreement and the performance of its obligations pursuant to this Agreement and the Ancillary Documents.  Without limiting the generality of the foregoing, within five Business Days after the date of this Agreement, each Party shall file a notification under the HSR Act in connection with this Agreement and respond as promptly as practicable to any inquiries received from the Federal Trade Commission, the Antitrust Division of the U.S. Department of Justice or any other Governmental Authority for additional information or documentation.  Each Party shall cooperate fully with the other Party and its Affiliates in promptly seeking to obtain all such consents, authorizations, orders, qualifications and approvals; provided, however, that Purchaser shall have ultimate responsibility for determining the strategy for obtaining all such consents, authorizations, orders, qualifications and approvals. The Parties shall not willfully take any action that will have the effect of delaying, impairing or impeding the receipt of any required consents, authorizations, orders, qualifications and approvals.

(b)           The Equityholders shall or shall cause the Company and its Subsidiaries to give all notices to, and to take commercially reasonable efforts to obtain all consents and estoppel certificates from, all third parties that are described in Schedule 3.5(a).  The Purchaser shall reasonably cooperate with and assist the Equityholders in giving such notices and obtaining such consents and estoppel certificates; provided, however, that the Purchaser shall have no obligation to give any guarantee or other consideration of any nature in connection with any such notice, consent or estoppel certificate or consent to any change in the terms of any agreement or arrangement that the Purchaser in its sole discretion may deem adverse to the interests of the Purchaser, its Affiliates or the Company or any of its Subsidiaries.

(c)           Without limiting the generality of the Parties’ undertakings pursuant to Sections 6.4(a) and 6.4(b), and subject to the provisions in Article IX, each of the Parties shall use commercially reasonable efforts to respond to any inquiries by any Governmental Authority regarding antitrust or other matters with respect to the transactions contemplated by this Agreement or any Ancillary Document.

(d)           All analyses, appearances, meetings, discussions, presentations, memoranda, briefs, filings, arguments, and proposals made by or on behalf of the Equityholders before any Governmental Authority or the staff or regulators of any Governmental Authority, in connection with the transactions contemplated hereunder shall be disclosed to the Purchaser hereunder in advance of any filing, submission or attendance, it being the intent of the Parties that the Purchaser shall, on behalf of the Parties, control and lead all communications and strategy relating to any such analyses, appearances, meetings, discussions, presentations, memoranda, briefs, filings, arguments, and proposals.  The Company and the Equityholders shall give notice to the Purchaser with respect to any meeting, discussion, appearance or contact with any Governmental Authority or the staff or regulators of any Governmental Authority, with such notice being sufficient to provide the Purchaser with the opportunity to attend and participate in such meeting, discussion, appearance or contact.

(e)           Notwithstanding the foregoing, nothing in this Section 6.4 shall require, or be construed to require, the Purchaser or any of its Affiliates to agree to (i) sell, hold, divest, discontinue or limit, before or after the Closing Date, any assets, businesses or interests of the Purchaser, the Company or any of their respective Affiliates; (ii) any conditions relating to, or changes or restrictions in, the operations of any such assets, businesses or interests which, in either case, could negatively impact the economic or business benefits to the Purchaser or its Affiliates of the transactions contemplated by this Agreement and the Ancillary Documents, including limiting the Purchaser’s freedom of action with respect to, or its ability to consolidate and control, the Company and its Subsidiaries or any of their assets or businesses or any of the Purchaser’s or its Affiliates’ other assets or businesses; (iii) limit the Purchaser’s ability to acquire or hold, or exercise full rights of ownership with respect to, the Units or (iv) any material modification or waiver of the terms and conditions of this Agreement.

(f)            The Equityholders and the Purchaser agree that, in the event that any consent, approval or authorization necessary or desirable to preserve for the Company or any of its Subsidiaries any right or benefit under any lease, license, commitment or other contractual arrangement to which the Company or any Subsidiary is a party is not obtained prior to the Closing, the Equityholders will, subsequent to the Closing, cooperate with the Purchaser, the Company or any such Subsidiary in attempting to obtain such consent, approval or authorization as promptly thereafter as practicable.

Section 6.5             Notification of Certain Matters.

(a)           By the Company and the Equityholders.  The Company and each Equityholder shall give prompt notice to the Purchaser of any representation or warranty made by it contained in this Agreement or the Ancillary Documents becoming untrue or inaccurate (except in the event that such representation or warranty relates to a Subsidiary of the Company and becomes untrue or inaccurate solely as a result of the Pre-Closing Dissolution), or any failure of the Company or any such Equityholder to comply with or satisfy in any material respect any covenant, obligation, condition or agreement to be complied with or satisfied by it under this Agreement or the Ancillary Documents, in each case, such that the conditions set forth in Section 7.3(a), Section 7.3(b) or Section 7.3(c) would not be satisfied; provided, however, that, subject to Section 6.5(c), the delivery of any notice pursuant to this Section 6.5(a) shall not limit or otherwise affect (i) the remedies available hereunder to the Purchaser, (ii) the representations, warranties or covenants, agreements or obligations of the Company or the Equityholders or (iii) the conditions to the obligations of the Purchaser.  Subject to Section 6.5(c), no disclosure by the Company or the Equityholders pursuant to this Section 6.5(a) shall be deemed to amend or supplement the Company Disclosure Schedule or prevent or cure any misrepresentations, a breach of any representation or warranty or a breach of any covenant, obligation or agreement of this Agreement or the Ancillary Documents.

(b)           By the Purchaser.  The Purchaser shall give prompt notice to the Company of any representation or warranty made by it contained in this Agreement or the Ancillary Documents becoming untrue or inaccurate, or any failure of the Purchaser to comply with or satisfy in any material respect any covenant, obligation, condition or agreement to be complied with or satisfied by it under this Agreement or the Ancillary Documents, in each case, such that the conditions set forth in Section 7.2(a), Section 7.2(b) would not be satisfied; provided, however, that the delivery of any notice pursuant to this Section 6.5(b) shall not limit or otherwise affect (i) the remedies available hereunder to the Company, (ii) the representations, warranties or covenants, agreements or obligations of the Purchaser (iii) the conditions to the obligations of the Company or the Equityholders.  No disclosure by the Purchaser pursuant to this Section 6.5(b) shall be deemed to prevent or cure any misrepresentations, a breach of any representation or warranty or a breach of any covenant, obligation or agreement of this Agreement or the Ancillary Documents.

(c)           Certain Updates.  The Company and each Equityholder shall have the right to update the Updateable Schedules for a period of 10 calendar days from the date hereof (each such update being referred to herein as a “Schedule Update”).  Upon Purchaser’s receipt of a Schedule Update, the Purchaser shall have the right, in its sole discretion to (i) terminate this Agreement or (ii) negotiate an adjustment to the terms of the Agreement with the Equityholder Representative; provided that the Purchaser shall have the right to terminate this Agreement if the Purchaser and the Equityholder Representative cannot agree on such an adjustment to the terms of this Agreement.  In the event the Purchaser and Equityholder Representative agree to such an adjustment with respect to a Schedule Update, the Purchaser shall be deemed to have waived any right to terminate this Agreement solely with respect to such Schedule Update.

Section 6.6             No Shop.

(a)           The Equityholder Representative, the Company and the Equityholders and any Subsidiaries or Affiliates of the foregoing, shall not directly or indirectly, through any Representative or otherwise, solicit or entertain offers from, provide any information to, negotiate with or in any manner encourage, discuss, accept, or consider any proposal of any other Person relating to the acquisition of any of the equity interests of the Company or its Subsidiaries, or their assets or business, whether directly or indirectly, through purchase, merger, consolidation or otherwise.

(b)          The Company shall immediately notify the Purchaser regarding (and provide it with the full content of) any contact between the Company or the Equityholders or the Equityholder Representative (or any Subsidiaries or Affiliates of the foregoing) and any other Person regarding any such offer or proposal or any related inquiry and shall describe in reasonable detail the identity of any such Person, the substance and material terms of any such contact and the material terms of any such proposal.

Section 6.7             Tax Matters.

(a)           Neither the Company, the Equityholder Representative nor any Equityholder shall make, or cause or permit to be made, an election to classify the Company as other than a partnership for federal tax purposes.

(b)           The consideration payable for the Units shall be allocated, for Tax purposes, among the Company’s assets in a manner consistent with the provisions of Code Section 1060 and the Regulations promulgated thereunder.  Schedule 6.7(b) sets forth the fair market value of assets of the Company that the Parties agree will be used to allocate such consideration.  Following the Closing, the Purchaser shall retain, at its expense, a nationally or regionally recognized appraisal firm to complete a review of the market value of assets of the Company.  The Purchaser will revise Schedule 6.7(b) at the completion of the review to reflect the market value of assets of the Company (Schedule 6.7(b), as revised, being referred to herein as the “Allocation Schedule”).  The Purchaser shall deliver the Allocation Schedule to the Equityholder Representative within 90 days following the Closing Date.  The Company, Equityholder Representative, the Equityholders, and Purchaser shall report this transaction for federal Tax purposes in a manner consistent with the Allocation Schedule and shall not take any position or action inconsistent therewith upon examination of any Tax Return, in any refund claim, in any litigation, investigation or otherwise.

(c)           The Equityholder Representative, at the Equityholder Representative’s cost and expense, shall (i) prepare or cause to be prepared and timely file or cause to be timely filed (including extensions validly obtained) all Tax Returns for the Company and each Subsidiary of the Company that are required to be filed after the Closing Date with respect to any Tax period that ends on or before the Closing Date and (ii) timely pay or cause to be paid all Taxes shown to be due and payable by the Company and each Subsidiary of the Company on such Tax Returns.  The Equityholder Representative shall deliver to the Purchaser copies of all such Tax Returns no later than 20 Business Days prior to the due date (including extensions validly obtained), and shall not, and shall cause the Equityholders not to, file any such Tax Return (including any elections filed in connection therewith) without first providing the Purchaser an opportunity to review and comment and the right to set forth specific objections within such 20 Business Day period following receipt of the draft of the applicable Tax Return.  The Equityholder Representative and Purchaser shall cooperate and consult with one another and attempt in good faith to resolve any issues arising as a result of the review of such Tax Returns.  If the Equityholder Representative and Purchaser are unable to resolve any dispute within such 20 Business Day period, the Equityholder Representative shall have the right to file, or cause to be filed, such return as submitted to Purchaser.

(d)           After the Closing, the Equityholder Representative and each Equityholder shall cooperate with the Purchaser and the Company and its Subsidiaries and their agents, including accounting firms and legal counsel upon reasonable request, in connection with the preparation of any Tax Return or any refund claim or any Tax audits, Tax disputes, Tax notices (including an assertion of a deficiency or a notice of a proposed adjustment), any assertion of a claim for Taxes or Proceedings related to any Taxes (each, a “Tax Controversy”) with respect to the activities or filings of the Company or any Subsidiary of the Company for any period, or the portion of any period, prior to the Closing Date.  In addition, each of the Purchaser and the Company shall cooperate with the Equityholder Representative, in the same manner as set forth above, with respect to any such Tax Controversy.  The cooperation of any Person under this Section 6.7(d) shall include the retention and (upon the other Party’s reasonable request) the provision of records and information, including work papers of the Company and any Subsidiary of the Company and its auditors, but excluding records and information that are protected by recognized professional privilege, related to any period, or the portion of any period, of the Company or any Subsidiary of the Company ending on or before the Closing Date, which are reasonably relevant to any Tax Returns, claims for refund, or any Tax Controversy.  The Equityholder Representative, the Equityholders, the Purchaser, and the Company and each Subsidiary of the Company each agrees to retain all books and records with respect to Tax matters pertinent to the Company and each Subsidiary of the Company relating to the seven year period (or portion thereof) prior to the Closing Date for a period of at least seven years and shall provide notice to the other prior to destroying any such books and records (and an opportunity for the other to take possession of such books and records).

(e)           If, after the Effective Time, the Company, the Purchaser or the Equityholder Representative or any Equityholders receives any document with respect to the Tax matters of the Company that could affect any of the other Parties, the Party receiving such document shall supply a copy of such document to the potentially affected Party within 10 calendar days of receipt, provided, however, that the failure to provide such a copy shall not be a condition precedent to the liability of any Party under this Agreement.  For this purpose, such Tax documents shall include requests for information, notices of proposed adjustment, revenue agent’s reports or similar reports and notices of deficiency, including notices of Encumbrances or levies relating to any Tax.  Any information provided or obtained under this paragraph shall be kept confidential, except as may otherwise be necessary in connection with the filing of a Tax Return, refund claims, or any Tax Controversy, or as required by applicable Regulations.

(f)            After the Effective Time, the Purchaser shall have the right to control, at the Company’s expense, any Tax Controversies relating to the Company and each Subsidiary of the Company that relate to any Taxes as to which no Equityholders could have any Liability pursuant to this Agreement.  The Purchaser shall promptly notify the Equityholder Representative in writing upon receipt by the Purchaser or any of its Affiliates of notice of any audits, examinations, adjustments or assessments relating to Taxes that could give rise to a claim for indemnification under Article VIII (each, a “Tax Claim”).  The Purchaser, in its sole discretion, may contest such Tax Claim in any permissible forum and shall otherwise have the sole right to direct, control and settle any administrative or judicial Proceedings relating to such Tax Claim, provided that the Equityholder Representative shall be entitled to make comments to the Purchaser regarding the conduct of or positions taken in any such administrative or judicial Proceeding and to participate, at the Equityholder Representative’s sole expense, in such administrative or judicial Proceedings.  The foregoing shall apply to Tax Claims in lieu of Section 8.3.  Except as otherwise provided in this Section 6.7(f), the Purchaser shall have the sole right to control any audit or examination by any Governmental Authority and contest, resolve and defend against any assessment for additional Taxes, notice of Tax deficiency or other adjustment of Taxes of or relating to, the income, assets or operations of the Company for all taxable periods.

(g)           During the period from the date hereof to the Effective Time, the Company shall and shall cause each Subsidiary of the Company to:  (i) prepare and file all Tax Returns (“Post-Signing Returns”) required to be filed by the Company or any Subsidiary of the Company on or before the Closing Date by the due date thereof (taking into account any valid extensions) in a manner consistent with past practice, except to the extent otherwise required by applicable Regulations, (ii) timely pay all Taxes shown to be due and payable by the Company or any Subsidiary of the Company on such Post-Signing Returns, and (iii) promptly notify the Purchaser of any written notice of any action pending against or with respect to the Company or any Subsidiary of the Company in respect of any material Tax matters (or any significant developments with respect to ongoing actions in respect of such material Tax matters).

(h)          During the period from the date hereof to the Effective Time, the Company shall take any action reasonably requested by the Purchaser to preserve the Company’s and each of its Subsidiary’s Tax attributes permitted by applicable Regulations.

(i)            All transfer, documentary, sales, use, stamp, registration and other such Taxes, and all conveyance fees, recording charges and other fees and charges, collectively the (including any penalties and interest) incurred in connection with consummation of the transactions contemplated by this Agreement (other than those contemplated by Section 6.1(b)), if any and subject to the following, shall be borne and paid 50% by the Equityholders and 50% by the Purchaser so long as the Equityholders’ share does not exceed $50,000; provided, however, that any Taxes and fees incurred in connection the transactions contemplated by Section 6.1(b) shall be borne exclusively by the Equityholders. The Purchaser (if required by applicable Regulations) shall prepare and timely file all Tax Returns required to be filed in respect of any such Taxes, except for any Tax Returns required in respect of such Taxes incurred as a result of the transactions contemplated by Section 6.1(b), which shall remain the sole responsibility of the Equityholders.  The Equityholders, the Equityholder Representative and the Purchaser, upon the other’s request, shall use their commercially reasonable best efforts to obtain any certificate or other document from any Governmental Authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including, but not limited to, with respect to the transactions contemplated hereby).

Section 6.8             Non-Competition and Non-Solicitation.

(a)           Each Equityholder agrees that during the Restricted Period, such Equityholder shall not, directly or indirectly (i) be engaged or employed by, (ii) own, manage, operate or control or (iii) participate in the ownership, management, operation or control of any business (other than as an employee or member or stockholder, as applicable, of, or consultant to, the Company or Purchaser or any of their Affiliates), whether in corporate, limited liability company, proprietorship or partnership form or otherwise, that engages in the Company Business anywhere in the Restricted Territory; provided, however, that the restriction set forth in this Section 6.8(a) shall not restrict an Equityholder from owning shares or stock of any corporation (or other entity form) having a class of equity securities actively traded on a national securities exchange which represent, in the aggregate, not more than five percent of such corporation’s fully-diluted shares (or the equivalent form of equity).

(b)           Each Equityholder agrees that he shall not, and that he shall cause any of his Affiliates controlled by him not to, during the Restricted Period:

(i)             (A) knowingly interfere with the relationship between the Company or the Purchaser or any of their Affiliates on the one hand, and any officer, director, employee, independent contractor or consultant of such entities, on the other hand; or (B) induce or attempt to induce, or cause or encourage any officer, director, employee, independent contractor or consultant of the Company or the Purchaser or any of their Affiliates to leave the employ of (or otherwise terminate their relationship with) the Company or the Purchaser or any of their Affiliates or violate the terms of their contracts or employment agreements with the Company or the Purchaser or any of their Affiliates; provided that the foregoing clause (B) will not apply to a general solicitation (including by search firm) that is not directed specifically to any such employees (or any hiring resulting therefrom);

(ii)            induce, or attempt to induce, any customer, salesperson, distributor, supplier, vendor, manufacturer, Representative, agent, jobber, licensee, lessor, lessee or other Person transacting business with the Company or the Purchaser or any of their Affiliates to reduce or cease doing business with the Company or the Purchaser or any of their Affiliates, or knowingly and willfully interfere with the relationship between any such customer, salesperson, distributor, supplier, vendor, manufacturer, Representative, agent, jobber, licensee, lessor, lessee or business relation, on the one hand, and the Company or the Purchaser or any of their Affiliates, on the other hand; and

(iii)          knowingly do or say anything about the Company or the Purchaser which is harmful to the reputation of the Company or the Purchaser or which would reasonably be expected to lead any Person to cease to deal with the Company or the Purchaser on substantially equivalent terms to those in place at Closing or at all.

(c)           Each Equityholder acknowledges that the restrictions contained in this Section 6.8 applicable to such Equityholder are reasonable and necessary to protect the legitimate interests of the Company and the Purchaser and constitute a material inducement to the Company and the Purchaser to enter into this Agreement and the Ancillary Documents and consummate the transactions contemplated hereby and thereby.  In the event that any covenant contained in this Section 6.8 should ever be adjudicated to exceed the time, geographic, product or service, or other limitations permitted by applicable Regulations in any jurisdiction, then any court is expressly empowered to reform such covenant, and such covenant shall be deemed reformed, in such jurisdiction to the maximum time, geographic, product or service, or other limitations permitted by applicable Regulations.  The covenants contained in this Section 6.8 and each provision hereof are severable and distinct covenants and provisions.  The invalidity or unenforceability of any such covenant or provision as written shall not invalidate or render unenforceable the remaining covenants or provisions hereof, and any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such covenant or provision in any other jurisdiction.

Section 6.9             Employee Matters & Benefit Arrangements

(a)           Prior to the Closing Date, the Company will take (or cause to be taken) all actions reasonably determined by the Purchaser, in its sole discretion, to be necessary or appropriate to (i) terminate, effective immediately prior to the Effective Time, any Benefit Plan or the Company’s (or any Subsidiary’s) participation in and liability for benefits under such plans which will not be retained by Purchaser, (ii) amend any Benefit Plans intended to be retained by Purchaser, (iii) adopt any participation agreements in Purchaser-established plans reasonably requested by the Purchaser and (iv) provide substantiation of the foregoing or that other actions have been completed that are required to maintain compliance with applicable Regulations, including ERISA and the Code.

(b)           Prior to and through the Closing Date, the Company will provide group medical coverage to their employees in a manner reasonably expected to avoid triggering a Tax or penalty under Section 4980H of the Code.

(c)           At the Closing, the Company shall adopt a bonus plan (the “Bonus Plan”) to be paid to the individuals set forth on Schedule 6.9(c) in accordance with the terms and conditions set forth on Schedule 6.9(c).

(d)           Nothing in this Section 6.9 or this Agreement will be deemed to create or grant any employees of the Company or other third parties third party beneficiary rights or claims of any nature.

Section 6.10          Waiver of Transfer Restrictions.  Each Equityholder, severally, waives any right of pre-emption or other restriction on transfer or other Encumbrance in respect of the Units under the Company’s organizational documents or any agreement among the Equityholders.

ARTICLE VII
CONDITIONS TO OBLIGATIONS

Section 7.1             Conditions to the Obligations of Each Party to Effect the Sale.  The respective obligations of each Party to this Agreement to effect the Sale shall be subject to the satisfaction at or prior to the Closing Date of the following conditions:

(a)           Governmental Approvals.  Any waiting period (and any extension of such period) under any Regulations applicable to the transactions contemplated by this Agreement and the Ancillary Documents shall have expired or shall have been terminated, and all consents, authorizations, waivers or approvals of any Governmental Authority that are required to be made or obtained prior to Closing shall have been made or obtained.

(b)           No Order.  No Governmental Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Regulation or Governmental Order which (i) is in effect and (ii) has the effect of otherwise prohibiting or preventing the consummation of the Sale.

Section 7.2             Conditions to the Company’s and the Equityholders’ Obligations to Effect the Sale.  The obligations of the Company and the Equityholders to consummate the transactions provided for hereby are subject to the satisfaction, on or prior to the Closing Date, of each of the following conditions, any of which may be waived by the Equityholders in writing:

(a)           Representations and Warranties.  Each of (i) the representations and warranties of the Purchaser contained in Section 5.1 (Organization), Section 5.2 (Authorization) and Section 5.5 (No Brokers), shall be true and correct in all respects as of the date hereof and as of the Closing Date as though made on and as of the Closing Date (except that those representations and warranties which address matters only as of a particular date need only be true and correct as of such date), and (ii) all other representations and warranties of the Purchaser contained in this Agreement shall be, individually and in the aggregate, true and correct in all material respects (without giving effect to any limitation as to “materiality” or “Material Adverse Effect” set forth therein) as of the date hereof and as of the Closing Date as though made on and as of the Closing Date (except that those representations and warranties which address matters only as of a particular date need only be true and correct as of such date).

(b)           Covenants.  The Purchaser shall have performed or complied in all material respects with all agreements, covenants and obligations required by this Agreement and the Ancillary Documents to be performed or complied with by it on or prior to the Closing Date.

(c)           Closing Certificate.  The Company shall have received a certificate, dated the Closing Date and signed by an officer of the Purchaser, confirming satisfaction of the matters set forth in Section 7.2(a) and Section 7.2(b).

(d)           Escrow Agreement.  The Purchaser shall have delivered to the Equityholders an executed counterpart of the Escrow Agreement.

Section 7.3             Conditions to the Purchaser’s Obligations to Effect the Sale.  The obligations of the Purchaser to consummate the transactions provided for hereby are subject to the satisfaction, on or prior to the Closing Date, of each of the following conditions, any of which may be waived by the Purchaser in writing:

(a)           Company Related Representations and Warranties.  (i) Each of the Company Fundamental Reps shall be true and correct in all respects (except for such representations and warranties that are not true and correct as of the Closing Date solely as a result of the Pre-Closing Dissolution) as of the date hereof and as of the Closing Date as though made on and as of the Closing Date (except that those representations and warranties which address matters only as of a particular date need only be true and correct as of such date), and (ii) all other representations and warranties contained in Article III of this Agreement shall be, individually and in the aggregate, true and correct in all material respects (except for such representations and warranties that are not true and correct as of the Closing Date solely as a result of the Pre-Closing Dissolution) (without giving effect to any limitation as  to “materiality” or “Material Adverse Effect” set forth therein) as of the date hereof and as of the Closing Date as though made on and as of the Closing Date (except that those representations and warranties which address matters only as of a particular date need only be true and correct as of such date).

(b)           Equityholders Fundamental Representations and Warranties and Covenants.

(i)             The Equityholders Fundamental Reps shall be true and correct in all respects as of the date hereof and as of the Closing Date as though made on and as of the Closing Date (except that those representations and warranties which address matters only as of a particular date need only be true and correct as of such date).

(ii)           The Equityholders shall have performed or complied in all material respects with all agreements, covenants and obligations required by this Agreement and the Ancillary Documents to be performed or complied with by them at or prior to the Closing Date.

(c)           Covenants.  The Company shall have performed or complied in all material respects with all agreements, covenants and obligations required by this Agreement and the Ancillary Documents to be performed or complied with by it at or prior to the Closing Date.

(d)           Closing Certificates.  The Purchaser shall have received (i) a certificate, dated the Closing Date and signed by an authorized executive officer or manager of the Company (A) confirming satisfaction of the matters set forth in Section 7.3(a), Section 7.3(c) and Section 7.3(e), (B) attaching and certifying as to the good standing certificates for the Company, dated no more than 10 days prior to Closing, from the Arizona Corporation Commission and any other secretary of state in the jurisdictions in which the Company is qualified to do business, (C) attaching and certifying as to the resolutions duly adopted by the managing member of the Company and the Equityholders authorizing the Company’s execution, delivery and performance of this Agreement and the Ancillary Documents to which the Company is a party and the Company’s consummation of the transactions contemplated by this Agreement and the Ancillary Documents, and (D) setting forth the Transaction Expenses due and payable at the Closing and the amounts and wire instructions related thereto, and (ii) a certificate, dated the Closing Date and signed by the Equityholders, confirming satisfaction of the matters set forth in Section 7.3(b).

(e)           Company Material Adverse Effect.  Since the date of this Agreement (and, solely with respect to any Subsidiary of the Company, until and through the date of the Pre-Closing Dissolution), there shall not have been any Material Adverse Effect on the Company or any Subsidiary of the Company, individually or in the aggregate, nor shall any event or events have occurred that, individually or in the aggregate, with or without the lapse of time, could reasonably be expected to result in a Material Adverse Effect on the Company or any Subsidiary of the Company.

(f)            Consents and Approvals.  The Company shall have received and provided to the Purchaser, in form and substance satisfactory to the Purchaser, (i) all Permits from and consents and requisite notifications of Governmental Authorities that are required for the consummation of the transactions contemplated hereby, including the Sale, and (ii) the consents of third parties set forth on Schedule 7.3(f) hereto.

(g)           Indebtedness/Liens.

(i)             The Company shall have delivered to the Purchaser pay-off letters and lien releases (including any Federal Aviation Administration and UCC termination statements), in form and substance satisfactory to the Purchaser (including, at Purchaser’s election, an instruction letter to the Purchaser’s Representatives instructing such Representatives to file any applicable releases with the appropriate Aviation Authority, and to discharge any applicable interest on the International Registry), from each lender or other third party with respect to the Indebtedness set forth on Schedule 2.3(b)(i) (each a “Pay-Off Letter”), which Pay-Off Letter will be updated, as necessary, to specify the aggregate amount of Indebtedness outstanding as of immediately prior to the Closing.  Each lender’s Pay-Off Letter will specify the aggregate amount of Indebtedness to such lender or third party that will be outstanding as of the Closing Date and wire transfer information for such lender or third party.

(ii)           Any Indebtedness of the Company not set forth on Schedule 2.3(b)(i), and except for Current Liabilities, shall have been paid off, and the Company shall have delivered evidences of such payments in a form reasonably satisfactory to the Purchaser.

(h)           Assignment & Assumption Agreement.  Each Equityholder shall have delivered to the Purchaser, in accordance with Section 2.3(b)(iv), the Assignment and Assumption Agreement.

(i)            Consulting Agreement.  Blake Stamper shall have delivered to the Purchaser an executed counterpart of the Consulting Agreement.

(j)            Resignations.  The Company shall have provided to the Purchaser written resignations, effective as of the Closing Date, of the managing member, officers, directors and secretaries (as applicable) of the Company set forth on Schedule 7.3(j).

(k)            Medical Director Agreements.  The Company shall have (i) terminated all medical director agreements or similar agreements entered into by the Company prior to the Closing Date and (ii) delivered or caused its Affiliates to deliver fully executed Medical Director Agreements.

(l)            Escrow Agreement.  The Equityholders shall have delivered to the Purchaser executed counterparts of the Escrow Agreement (that is also executed by the Escrow Agent).

(m)         FIRPTA.  The Equityholders shall have delivered to Purchaser a non-foreign affidavit from the Company dated as of the Closing Date, sworn under penalty of perjury and in form and substance required under Regulations issued pursuant to Section 1445 of the Code stating that the Company is not a “foreign person” as defined in Section 1445 of the Code.

(n)          FMV Opinion.  Purchaser shall have received the opinion of an independent third party valuation firm of its choice as to the fair market value of the Company, on terms satisfactory to the Purchaser, the cost of such opinion to be borne solely by Purchaser.

(o)          Preferred Provider Agreements.  Purchaser shall have received extensions for the preferred provider agreements set forth on Schedule 7.3(o).

(p)          Phase I.  Purchaser shall have obtained at its expense copies of the Phase I Reports, satisfactory to Purchaser, for the bases located on Schedule 7.3(p), and such Phase I Reports will not identify the presence of any Recognized Environmental Condition, Historical Recognized Environmental Condition or Controlled Recognized Environmental Condition at any of the bases located on Schedule 7.3(p) or neighboring properties in the vicinity of the bases located on Schedule 7.3(p).

(q)          Lease Assignments.  The Company shall have obtained and delivered to the Purchaser assignments, in a form satisfactory to Purchaser, for each of the leases forth on Schedule 7.3(q).

(r)            Benefit Plan Annual Reports.  The Purchaser shall have received written confirmation that all annual reports required under ERISA Section 103 have been properly and timely filed for all Benefit Plans subject to such requirement and that the Company has completed submission under the U.S. Department of Labor’s Delinquent Filer Voluntary Correction Program for any such annual reports not properly and timely filed.

(s)           Data Room Material.  The Company and the Equityholders shall have delivered to the Purchaser the Data Room Material on a compact disk or a USB flash drive.

(t)            Additional Documentation.  The Company and the Equityholders shall have delivered such other customary instruments of transfer, assumption, filings or documents, in a form and substance reasonably satisfactory to the Purchaser, as may be required to consummate the transactions contemplated hereby.

ARTICLE VIII
INDEMNIFICATION

Section 8.1             Survival.  The representations and warranties contained herein shall survive the Effective Time until 18 months thereafter; provided, however, that:  (i) the representations and warranties set forth in Section 3.1 (Organization of the Company), Section 3.2 (Subsidiaries), Section 3.3 (Solvency), Section 3.4 (Authorization), Section 3.5 (No Conflict; Required Filings and Consents), Section 3.6 (Capitalization) and Section 3.11 (No Liabilities) shall survive in perpetuity, (ii) the representations and warranties set forth in Section 3.12 (Taxes), Section 3.13 (Employee Benefits), Section 3.27 (Environmental Law), Section 3.28 (Health Care Laws) and Section 3.29 (Compliance Program) (the representations and warranties referred to in clauses (i) and (ii) of this Section 8.1 being referred to collectively as the “Company Fundamental Reps”) shall survive the Effective Time until 60 calendar days following the expiration of any applicable statute of limitations (including any extensions thereof) for the underlying claim and (iii) the representations and warranties set forth in Article IV (Representations and Warranties of the Equityholders) (the “Equityholders Fundamental Reps” and together with the Company Fundamental Reps, the “Fundamental Reps”) shall survive in perpetuity; provided, further, however, that in the case of fraud, intentional misrepresentation or active concealment, all representations and warranties of the Company and the Equityholders shall survive in perpetuity.  The representations and warranties of the Purchaser contained in or made pursuant to this Agreement, and all claims with respect thereto, shall survive the Effective Time until 60 calendar days following the expiration of any applicable statute of limitations (including any extensions thereof) for the underlying claim.  Any claims under this Agreement with respect to a breach of a representation and warranty must be asserted by written notice within the applicable survival period contemplated by this Section 8.1, and if such a notice is given, the survival period for such representation and warranty shall continue until the claim is fully resolved.  All agreements, covenants and obligations contained in this Agreement and the Ancillary Documents shall survive in perpetuity unless satisfied earlier in accordance with their terms.

Section 8.2             Covenants to Indemnify.

(a)           Subject to the limitations described below in Section 8.4, each of the Purchaser and its respective Affiliates (including, after the Closing, the Company) and each of their respective officers, directors, managers, employees, members, stockholders, Representatives and agents (the “Purchaser Indemnified Parties”) shall be jointly and severally indemnified, defended, held harmless and reimbursed by the Equityholders from and against any and all damage, claim, loss, cost, diminution of value, Liability or expense, including interest, penalties, reasonable attorneys’ fees and expenses of investigation, response action, removal action or remedial action (collectively, “Damages”) asserted against, incurred, sustained or suffered by such Purchaser Indemnified Party that arise out of, or relate to (i) any breach of any representation or warranty made by the Company or the Equityholders in this Agreement, any Ancillary Document or in any certificate or agreement delivered to the Purchaser or its Affiliates pursuant to this Agreement; (ii) any failure to perform any agreement, covenant or obligation made by the Company or any Equityholder in or pursuant to this Agreement, any Ancillary Document or any agreement delivered to the Purchaser or its Affiliates pursuant to this Agreement; (iii) any Pre-Closing Taxes, including those matters set forth on Schedule 8.2(a)(iii); (iv) any error or misstatement in Exhibit A; (v) any matters set forth on Schedule 8.2(a)(v); (vi) any of the matters set forth on Schedule 8.2(a)(vi); or (vii) any of the matters set forth on Schedule 8.2(a)(vii).

(b)          Subject to the limitations described in this Agreement, the Purchaser shall indemnify, defend, hold harmless and reimburse each Equityholder and each of their respective Representatives, heirs and Affiliates (the “Company Indemnified Parties”; the Company Indemnified Parties and Purchaser Indemnified Parties, shall sometimes be referred to herein individually as a “Covered Party” and collectively as the “Covered Parties”) from and against any and all Damages asserted against, suffered, sustained, accrued or incurred by such Company Indemnified Party arising out of or relating to (i) any breach of any representation or warranty made by the Purchaser in this Agreement, any Ancillary Document or in any certificate or agreement delivered to the Company or the Equityholders pursuant to this Agreement or (ii) any failure to perform any agreement, covenant or obligation made by Purchaser in or pursuant to this Agreement, any Ancillary Document or any agreement delivered to the Company or the Equityholders pursuant to this Agreement.

(c)           The term “Damages” as used in this Article VIII is not limited to matters asserted by third parties against the Covered Parties, but includes Damages incurred, sustained or suffered by such Persons in the absence of third-party claims, and payments by a Covered Party shall not be a condition precedent to recovery.

Section 8.3             Notice of Claims.

(a)           If a Covered Party seeking indemnification hereunder receives notice of the assertion of any claim (a “Claim Notice”) with respect to which a Party required to provide indemnification hereunder (an “Indemnifying Party”) may be obligated under this Agreement to provide indemnification, such Covered Party shall give such Indemnifying Party prompt notice thereof; provided, however, that the failure of any Covered Party to give such Claim Notice shall not relieve any Indemnifying Party of its obligations under this Article VIII.  Such Claim Notice shall describe the claim in reasonable detail, and, if practicable, shall indicate the estimated amount of Damages that have been or may be sustained by such Covered Party.

(b)           An Indemnifying Party, at such Indemnifying Party’s own expense and through counsel reasonably acceptable to the Covered Party, may elect to defend any third party claim; and if it so elects, it shall, within 20 calendar days after receiving notice of such third party claim (or sooner, if the nature of such third party claim so requires), notify the Covered Party of its intent to do so, and such Covered Party shall cooperate in the defense of such third party claim; provided, that such notice shall include an acknowledgment from the Indemnifying Party that such Indemnifying Party is undertaking and will prosecute the defense of the claim and confirming that based on the information available as between the Covered Party and such Indemnifying Party, such Indemnifying Party will, subject to the provisions of Section 8.4, be able to pay the full amount of potential Liability in connection with any such claim (including for the Proceeding and all Proceedings on appeal or other review which counsel for the Covered Party may reasonably consider appropriate); provided; further; such Indemnifying Party shall not have the right to defend or direct the defense of such claim that (i) is asserted directly by or on behalf of a Person that is a supplier or customer of the Company, the Purchaser or their Affiliates, (ii) seeks an injunction or other equitable relief against the Covered Party.  After notice from an Indemnifying Party to a Covered Party of its election to assume the defense of a third party claim, such Indemnifying Party shall not be liable to such Covered Party for any legal or other expenses subsequently incurred by such Covered Party in connection with the defense thereof; provided, however, that such Covered Party shall have the right to employ one counsel to represent such Covered Party and all other Persons entitled to indemnification in respect of such claim hereunder if, in the reasonable opinion of counsel to the Covered Party (y) there are legal defenses available to a Covered Party that are different from or additional to those available to the Indemnifying Party, or (z) a conflict of interest between such Covered Party and such Indemnifying Party exists in respect of such claim which would make representation of the Indemnifying Party and the Covered Party impermissible under applicable standards of professional conduct, and in either of those events the reasonable fees and expenses of one such separate counsel for all Covered Parties shall be paid by such Indemnifying Party.  If the Indemnifying Party does not notify the Covered Party within such 20 calendar days, the Covered Party shall have the right to undertake, at the Indemnifying Party’s cost, risk and expense, the defense, compromise or settlement of the claim but shall not thereby waive any right to indemnity therefor pursuant to this Agreement.  The Indemnifying Party shall not, except with the consent of the Covered Party, enter into any settlement that is not exclusively monetary and shall be paid entirely by the Indemnifying Party and does not include as an unconditional term thereof the giving by the Person or Persons asserting such claim to all Covered Parties of an unconditional release from all Liability with respect to such claim or consent to entry of any judgment.  Notwithstanding the foregoing, the Indemnifying Party shall not be entitled to control any claim relating to Taxes of the Purchaser or its Subsidiaries, or the Company or any of its Subsidiaries for any Tax or accounting period ending after the Closing Date and shall not be entitled to settle, either administratively or after the commencement of litigation, any claim for Taxes which could adversely affect the Liability of the Purchaser or its Subsidiaries, or the Company or any of its Subsidiaries for Taxes for any Tax or accounting period (or portion thereof) ending after the Closing Date, without the prior written consent of the Purchaser; in the event of a conflict between this Section 8.3(b) and Section 6.7(f), Section 6.7(f) shall govern.

(c)           Sections 8.3(a) and 8.3(b) do not apply to the matters set forth on Schedules 8.2(a)(v) and 8.2(a)(vi), which shall be governed by the procedures set forth on Schedules 8.2(a)(v) and 8.2(a)(vi), respectively.

Section 8.4             Limitation on Indemnity.

(a)           Notwithstanding anything expressed or implied in this Article VIII to the contrary, no Covered Party shall be entitled to make a claim for indemnification pursuant to this Article VIII unless and until the aggregate of all Damages suffered by such Covered Party hereunder exceeds $1,500,000 (the “Basket Amount”), whereupon all Damages (including the Basket Amount) shall become due and payable.  Notwithstanding the foregoing, no Basket Amount shall apply to (i) a claim for a breach of a Fundamental Rep, (ii) a Covered Party’s claim for indemnification hereunder to the extent a breach results from fraud, intentional misrepresentation or active concealment or (iii) a claim for indemnification under Sections 8.2(a)(ii) through 8.2(a)(vii) or Section 8.2(b)(ii).  Notwithstanding anything herein to the contrary, in determining the amount of any Damages with respect to such breach, such representations, warranties and covenants, agreements and obligations shall be read without regard to any materiality qualifier (including any reference to Material Adverse Effect) contained therein.

(b)          Any indemnification payments required to be made by the Equityholders shall be paid (i) first, from the General Indemnity Escrow Amount (except for such matters set forth on Schedule 8.2(a)(v), which shall be paid first from the Determined Escrow Amount) and (ii) second, from the Equityholders directly.  Subject to Section 8.7, all claims for Damages by a Purchaser Indemnified Party shall be, subject to the limitations set forth in this Section 8.4, against the Equityholders jointly and severally; provided, however, but subject to Section 8.7, the Equityholders shall not be liable to any Purchaser Indemnified Party under the terms of this Agreement for amounts in excess of 20% of the Sale Consideration paid by the Purchaser (the “Cap”), except with respect to claims for (i) fraud, intentional misrepresentation or active concealment, in which case there will be no Cap, (ii) indemnification under Sections 8.2(a)(ii) through 8.2(a)(vii), in which case there will be no Cap or (iii) a breach of the Fundamental Reps, in which case the “Cap” will be the amount of the Sale Consideration paid by the Purchaser to the Equityholders from time to time.

(c)           IN NO EVENT SHALL ANY PARTY HAVE ANY LIABILITY FOLLOWING THE CLOSING PURSUANT TO THIS AGREEMENT OR OTHERWISE IN CONNECTION WITH THE PURCHASE OF THE UNITS OR ANY OF THE OTHER TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT FOR ANY PUNITIVE DAMAGES EXCEPT FOR ANY SUCH DAMAGES THAT ARE CLAIMED BY THIRD PERSONS.

(d)           To the extent permitted by Regulations, any payment made by a Person indemnifying a Covered Party pursuant to this Article VIII  shall be treated on the Parties’ Tax Returns as an adjustment to the Sale Consideration for all Tax purposes.

Section 8.5             Mitigation of Damages.  Each Indemnified Party shall use commercially reasonable efforts to mitigate any Damages.

Section 8.6             Indemnification as Exclusive Remedy. Notwithstanding anything in this Agreement to the contrary or any right or remedy available under any Regulations, except in in the case of claims for (i) a breach of a covenant, agreement or obligation hereunder or (ii) fraud, intentional misrepresentation or active concealment, the indemnification provided in this Agreement shall be the sole and exclusive post-Closing remedy available to the Covered Parties with respect to matters of any kind or nature arising under this Agreement, and the Covered Parties shall not pursue or seek to pursue any other remedy with respect to such matters.

Section 8.7             Right of Set Off.  Notwithstanding any other provision in this Agreement to the contrary, the Purchaser and its Affiliates, in the Purchaser’s sole discretion, will have the right to set off and retain any amount to which the Purchaser or its Affiliates may be entitled from any other Party against any amount otherwise payable by the Purchaser or its Affiliates to such Party (including any amounts payable from time to time pursuant to Section 2.4).  The exercise of or failure to exercise such right of set off will not constitute an election of remedies or limit in any manner the enforcement of any other remedy that may be available to the Purchaser.

Section 8.8             Made Available.  The right to indemnification herein or other remedies available herein will not be affected by any investigation conducted with respect to, or the knowledge of, at any time, whether before or after the execution and delivery of this Agreement (and regardless of whether any information was Made Available or otherwise delivered pursuant to Section 7.3(q)), the accuracy or inaccuracy of or compliance with any representation, warranty, covenant, agreement or obligation in this Agreement or the Ancillary Documents.

Section 8.9             Release.

(a)           Subject to Section 8.9(b) of this Agreement, effective from and after the Effective Time, each Equityholder, on behalf of itself and its Affiliates (other than, for the avoidance of doubt, the Company), Representatives, successors, heirs, spouses, assigns, beneficiaries and all other Persons claiming by, through, for or under such Equityholder or on behalf of such Equityholder (such other persons collectively, the “Equityholder Related Parties” and together with the Equityholder, the “Releasing Party”) hereby irrevocably and unconditionally releases, settles, cancels, discharges and acknowledges to be fully and finally satisfied any and all claims, demands, actions or causes of action for payment or performance of any debt, account, covenant, contract, promise, loss reimbursement, compensation, Liability or expense, including attorney’s fees, of any and every kind, nature or description whatsoever, at law or in equity (collectively, a “Releasable Claim”) that such Releasing Party may have had or may now have or assert against the Company, the Purchaser or any of their present and former Representatives, Affiliates, predecessors, successors and assigns (collectively, the “Released Parties”), that are on account of any matter whatsoever arising prior to the Effective Time or attributable to such period (whether such Releasable Claims are known or unknown, knowable or unknowable, suspected or unsuspected) (all Releasable Claims released in this Section 8.9 are referred to as the “Released Claims”).  Without limiting the generality of the foregoing, Released Claims shall include any and all Releasable Claims arising out of or relating to (i) any issuances, redemptions or repurchases by the Company or any of its current or former Affiliates of any securities, (ii) any sales, pledges, hypothecations or other transfers of Units or other securities of the Company or any of its current or former Affiliates by any Equityholder to any Person and (iii) any violations of the Articles of Organization, Operating Agreement or other organizational documents of the Company or any of its current or former Affiliates.  TO THE FULLEST EXTENT PERMITTED BY REGULATIONS, EACH EQUITYHOLDER WAIVES THE BENEFIT OF ANY PROVISION OF REGULATIONS TO THE EFFECT THAT A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE RELEASING PARTY DID NOT KNOW OR SUSPECT TO EXIST TO THE RELEASING PARTY’S FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY THE RELEASING PARTY MAY HAVE AFFECTED THE RELEASING PARTY’S SETTLEMENT WITH THE RELEASED PARTY.

(b)           Notwithstanding the foregoing, nothing contained in Section 8.9(a) will be deemed to waive, release, alter or otherwise impair any rights or claims of any Equityholder pursuant to the transactions contemplated by this Agreement.

(c)           Each Equityholder agrees that no Releasing Parties, nor anyone claiming by, through, for or under them or on their behalf will bring, file, institute, prosecute, maintain, participate in, or recover upon, either directly or indirectly, or encourage or benefit from the institution of, any Proceeding against any Released Party, in or before any Governmental Authority, arbitrator or mediator for or relating to any of the Released Claims.  Each Equityholder represents that neither it nor any other Releasing Party has filed or caused to be filed any Releasable Claim of any kind against any Released Party, which is now pending with any Governmental Authority, arbitrator or mediator.  Each Equityholder further represents that it has not transferred or assigned any Releasable Claims or Released Claims to any Person.

ARTICLE IX
TERMINATION, AMENDMENT AND WAIVER

Section 9.1             Termination.  This Agreement may be terminated at any time prior to the Effective Time:

(a)           by mutual written consent duly authorized by the Purchaser and the Equityholder Representative;

(b)           by either the Equityholder Representative and the Company, on the one hand, or the Purchaser, on the other hand, if the Sale shall not have been consummated prior to five months after the date of this Agreement (the “End Date”); provided, however, that the right to terminate this Agreement under this Section 9.1(b) shall not be available to any Party whose action or failure to act has been a principal cause of or resulted in the failure of the Sale to occur on or before such date and such action or failure to act constitutes a breach of this Agreement;

(c)           by either the Equityholder Representative and the Company, on the one hand, or the Purchaser, on the other hand, if a Governmental Authority shall have issued a Governmental Order or taken any other action (including the failure to have taken an action), in any case having the effect of permanently restraining, enjoining or otherwise prohibiting the Sale, which Governmental Order or other action is final and nonappealable;

(d)          by the Equityholder Representative and Company, upon a breach of any representation, warranty, covenant, obligation or agreement on the part of the Purchaser set forth in this Agreement, or if any representation, warranty covenant, obligation or agreement of the Purchaser shall have become untrue, in either case such that the conditions set forth in Section 7.2(a) or Section 7.2(b) would not be satisfied as of the time of such breach or as of the time such representation, warranty covenant, obligation or agreement shall have become untrue, provided that if such inaccuracy in the Purchaser’s representations, warranties, covenants, obligations or agreements or breach by the Purchaser is curable by the Purchaser prior to the End Date through the exercise of commercially reasonable efforts, then the Equityholder Representative and the Company may not terminate this Agreement under this Section 9.1(d) prior to 15 calendar days following the receipt of written notice from the Company to the Purchaser of such breach (it being understood that the Equityholder Representative and the Company may not terminate this Agreement pursuant to this Section 9.1(d) if any Equityholder or the Company shall have materially breached this Agreement or if such breach by the Purchaser is cured so that such conditions would then be satisfied);

(e)           by the Purchaser, upon a breach of any representation, warranty, covenant, obligation or agreement on the part of the Company or the Equityholder Representative set forth in this Agreement, or if any representation, warranty covenant, obligation or agreement of the Company or the Equityholders or the Equityholder Representative shall have become untrue, in either case such that the conditions set forth in Section 7.3(a), Section 7.3(b), Section 7.3(c) or Section 7.3(e) would not be satisfied as of the time of such breach or as of the time such representation, warranty, covenant, obligation or agreement shall have become untrue, provided that if such inaccuracy in the Company’s or the Equityholders’ or the Equityholder Representative’s representations, warranties, covenants, obligations or agreements or breach by the Company or the Equityholders is curable by the Company or the Equityholders prior to the End Date through the exercise of commercially reasonable efforts, then the Purchaser may not terminate this Agreement under this Section 9.1(e) prior to 15 calendar days following the receipt of written notice from the Purchaser to the Company of such breach (it being understood that the Purchaser may not terminate this Agreement pursuant to this Section 9.1(e) if it shall have materially breached this Agreement or if such breach by the Company or the Equityholders or the Equityholder Representative is cured so that such conditions would then be satisfied); or

(f)            by the Purchaser, pursuant to Section 6.5(c).

Section 9.2             Notice of Termination; Effect of Termination.  In the event of termination of this Agreement as provided in Section 9.1 (other than Section 9.1(a)), the terminating Party shall deliver prompt notice thereof to the other Parties, specifying the provisions hereof pursuant to which such termination is made. In the event of the termination of this Agreement as provided in Section 9.1, this Agreement shall be of no further force or effect, except (i) as set forth in Section 6.2(a), Section 6.3, this Section 9.2 and Article X, each of which shall survive the termination of this Agreement and (ii) nothing herein shall relieve any Party from Liability for any breach of this Agreement.  No termination of this Agreement shall affect the obligations of the Parties contained in the Confidentiality Agreement, all of which obligations shall survive termination of this Agreement in accordance with their terms.

ARTICLE X
MISCELLANEOUS

Section 10.1          Binding Effect; Assignment.  This Agreement shall be binding upon and inure to the benefit of the Parties hereto and their successors and permitted assigns, in accordance with the terms hereof.  Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the Parties hereto, in whole or in part (whether by operation of law or otherwise), without the prior written consent of the other Parties, and any attempt to make any such assignment without such consent shall be null and void ab initio, except that (a) the Purchaser may assign, in its sole discretion, any or all of its rights, interests and obligations under this Agreement to an Affiliate without the consent of the Company; provided, however, that no such assignment or transfer shall relieve the Purchaser of the Purchaser’s obligations or agreements under this Agreement or require the other Parties hereto to resort to any such assignee or transferee prior to seeking any remedies against the Purchaser permitted under or pursuant to this Agreement and (b) the Purchaser may assign, in its sole discretion, any or all of its rights, interests and obligations under this Agreement to any entity that will acquire substantially all of Purchaser’s assets by merger, stock purchase, asset purchase or otherwise.  Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective successors and assigns, and no other Person shall have any right, benefit or obligation hereunder.

Section 10.2          Notices.  All notices, requests, demands and other communications under this Agreement will be in writing and will be deemed to have been duly given (a) on the date of service if served personally on the Party to whom notice is to be given, (b) on the day of transmission if sent via facsimile transmission to the facsimile number given below, and electronic printed confirmation of receipt is obtained promptly after completion of transmission, (c) on the date sent by email of a pdf document (with confirmation of transmission) or (d) one Business Day after delivery to a reputable overnight delivery service for next Business Day delivery.  If the day on which a notice or other communication is deemed given under this Section 10.2 is not a Business Day, then such notice or other communication will instead be deemed given on the next Business Day.  Such notices, requests, demands and other communications will be addressed to the Parties as follows:

If to the Purchaser:

Air Methods Corporation
7301 South Peoria
Englewood, Colorado 80112
Facsimile: 303-790-4780
Attn: Crystal L. Gordon
Email: Crystal.Gordon@airmethods.com

With a copy (which shall not constitute notice) to:

Holland & Hart LLP
555 17th Street, Suite 3200
Denver, CO 80202
Facsimile: 303-672-6522
Attention: Chris Balch
Email:cbalch@hollandhart.com

If to the Company:

Tri-State Care Flight, L.L.C.
2000 Highway 95, Suite 210
Bullhead City, AZ  86442
Facsimile: 928-704-7026
Attention: Blake A. Stamper, D.O.
Email:  Blake@pocket-jets.com

With a copy (which shall not constitute notice) to:

Burch & Cracchiolo, P.A.
702 E. Osborn Road, Suite 200
Phoenix, Arizona 85014
Attention: Joel K. Heriford
Facsimile: 602-850-9788
Email:  jheriford@bcattorneys.com

If to the Equityholder Representative (or the Equityholders):

Burch & Cracchiolo, P.A.
702 E. Osborn Road, Suite 200
Phoenix, Arizona 85014
Attention: Joel K. Heriford
Facsimile: 602-850-9788
Email:  jheriford@bcattorneys.com

Any Party may, from time to time, designate any other address to which any such notice to such Party shall be sent.  Any such notice shall be deemed to have been delivered upon receipt.

Section 10.3          Choice of Law.  This Agreement shall be construed, interpreted and the rights of the Parties determined in accordance with the laws of the State of Delaware (without reference to any choice of law rules that would require the application of the laws of any other jurisdiction).

Section 10.4          Entire Agreement; Amendments and Waivers.  This Agreement, together with the Confidentiality Agreement, the Ancillary Documents and the other documents and instruments referred to herein and all exhibits and schedules hereto, constitutes the entire agreement among the Parties pertaining to the subject matter hereof and supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written, of the Parties.  This Agreement may be supplemented, modified or amended by action by the written agreement of the Purchaser and the Equityholder Representative, and any such supplement, modification or other amendment of this Agreement shall be binding on the Parties.  No waiver by any Party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the Party so waiving.  No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision hereof (whether or not similar), nor shall such waiver constitute a continuing waiver unless otherwise expressly provided.

Section 10.5          Counterparts.  This Agreement may be executed by facsimile or other electronic means and in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.  The exchange of a fully-executed Agreement (in counterparts or otherwise) by facsimile or by electronic delivery in Portable Document Format (.pdf) or similar attachment shall be deemed to be the exchange of originals and shall be sufficient to bind the Parties to the terms and conditions of this Agreement.

Section 10.6          Severability.  If any provision of this Agreement is deemed or held to be illegal, invalid or unenforceable, this Agreement shall be considered divisible and inoperative as to such provision to the extent it is deemed to be illegal, invalid or unenforceable, and in all other respects this Agreement shall remain in full force and effect; provided, however, that if any provision of this Agreement is deemed or held to be illegal, invalid or unenforceable the Parties agree to replace such illegal, invalid or unenforceable provision with a provision that is legal, valid and enforceable that achieves the original intent of the Parties as closely as possible.  Further, should any provision contained in this Agreement ever be reformed or rewritten by any judicial body of competent jurisdiction, such provision as so reformed or rewritten shall be binding upon all Parties hereto.

Section 10.7          Schedules.  The Schedules and the Exhibits referenced in this Agreement are a material part hereof and shall be treated as if fully incorporated into the body of the Agreement.

Section 10.8          No Third Party Beneficiaries.  Except as provided in Article VIII, nothing expressed or referred to in this Agreement will be construed to give any Person other than the Parties to this Agreement (and their successors and assigns) any legal or equitable right, remedy, or claim under or with respect to this Agreement or any provision of this Agreement.

Section 10.9          Specific Performance.  Notwithstanding anything in this Agreement to the contrary, the Parties agree that irreparable damage would occur to each of the Company, the Equityholders and the Purchaser in the event that any of the obligations, undertakings, covenants or agreements of the Parties were not performed in accordance with their specific terms or were otherwise breached.  Accordingly, notwithstanding Section 10.13, the Company, the Equityholders and the Purchaser shall be entitled to an injunction or injunctions to prevent breaches of this Agreement by the other, without any bond or other security being required, and to enforce specifically the terms and provisions of this Agreement by a decree of specific performance, without the necessity of proving actual damages or posting a bond therefor, this being in addition to any other remedy to which either the Company, the Equityholders or the Purchaser is entitled at law or in equity.

Section 10.10       Other Remedies.  Any and all remedies herein expressly conferred upon a Party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, by law or equity upon such party, and the exercise by a Party of any one remedy will not preclude the exercise of any other remedy.

Section 10.11       No Strict Construction.  The Parties hereto have participated jointly in the negotiation and drafting of this Agreement.  In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement.

Section 10.12       Expenses.  Except as otherwise provided herein, all fees and expenses incurred in connection with or related to this Agreement and the Ancillary Documents and the transactions contemplated hereby and thereby shall be paid by the Party incurring such fees or expenses, whether or not such transactions are consummated; provided that if the transactions contemplated hereby are consummated, Transaction Expenses shall be borne and paid by the Equityholders; provided, further, that the fees and expenses payable under the HSR Act and any other applicable antitrust Regulations in connection with the transactions contemplated hereby shall be paid one-half by the Purchaser and one-half by the Equityholders.  In the event of termination of this Agreement, the obligation of each Party to pay its own expenses will be subject to any rights of such Party arising from a breach of this Agreement by the other Party.

Section 10.13       Submission to Jurisdiction; Waivers; Consent to Service of Process.  Except as otherwise provided in this Agreement, each Party hereto irrevocably agrees that any legal action or Proceeding with respect to this Agreement or for recognition and enforcement of any judgment in respect hereof brought by another Party hereto or its successors or assigns shall be brought exclusively in the state and federal courts of the State of Colorado and each of the Parties hereto hereby (x) irrevocably submits with regard to any such action or Proceeding for itself and in respect to its property, generally and unconditionally, to the exclusive personal jurisdiction of the aforesaid courts in the event any dispute arises out of this Agreement or any transaction contemplated hereby, (y) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (z) agrees that it will not bring any action relating to this Agreement or any transaction contemplated hereby in any court other than the aforesaid courts.  Any service of process to be made in such action or Proceeding may be made by delivery of process in accordance with the notice provisions contained in Section 10.2.  Each of the Parties hereto hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any action or Proceeding with respect to this Agreement, (a) the defense of sovereign immunity, (b) any claim that it is not personally subject to the jurisdiction of the above-named courts for any reason other than the failure to serve process in accordance with this Section 10.13, (c) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise), and (d) to the fullest extent permitted by applicable Regulations that (i) the action or Proceeding in any such court is brought in an inconvenient forum, (ii) the venue of such action or Proceeding is improper and (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

Section 10.14       Time is of the Essence. With regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.

Section 10.15       Legal Representation.  Each party hereto acknowledges that Burch & Cracchiolo, P.A. (“B&C”), counsel for the Company, has in the past performed, is now performing and may continue to perform legal services for certain of the Equityholders and that, upon the Closing, B&C’s representation of the Company (but not such represented Equityholders) shall terminate.  Accordingly, each Party hereby acknowledges that B&C may continue to represent such Equityholders in any and all matters whether or not related to this Agreement or the transactions contemplated hereby, including any matters that are or may become adverse to the interests of the Purchaser and the Company and including claims arising under this Agreement.  Effective upon the Closing, the Purchaser and the Company, each on its own behalf, hereby waives any actual or potential conflict of interest that exists or that may exist (including any conflict that exists or may arise by virtue of B&C’s possession of any information concerning the Company) as a result of B&C’s representation of such Equityholders in any matter, including any matter that is or may become adverse to the interests of the Purchaser or the Company, including any claims arising under this Agreement.

Section 10.16       WAIVER OF JURY TRIAL.  EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE REGULATIONS, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY).  EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

[remainder of page intentionally left blank]

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement or caused this Agreement to be duly executed on their respective behalf, by their respective officers thereunto duly authorized, all as of the day and year first above written.

PURCHASER:		COMPANY:

Air Methods Corporation		Tri-State Care Flight, L.L.C.

By:	/s/ Aaron D. Todd	By:	/s/ Blake A. Stamper
Name: Aaron D. Todd		Name: Blake A. Stamper
Title: Chief Executive Officer		Title: Managing Member

EQUITYHOLDER REPRESENTATIVE:

/s/ Blake A. Stamper
Blake A. Stamper, as Equityholder Representative

EQUITYHOLDERS:

/s/ Blake A. Stamper
Blake A. Stamper

The Donald W. Stamper Survivor’s Trust, Dated February 19, 1980

		By:	/s/ Donald W. Stamper
Donald W. Stamper, Trustee

The Ruby Christine Stamper Marital Election Trust, Dated February 19, 1980

		By:	/s/ Donald W. Stamper
Donald W. Stamper, Trustee

The Ruby Christine Stamper Family Trust, Dated February 19, 1980

		By:	/s/ Donald W. Stamper
Donald W. Stamper, Trustee

[Signature Page to Membership Interest Purchase Agreement]